As filed with the Securities and Exchange Commission on July 23, 2002
Registration No. 333-86516

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to
FORM SB-2
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

R J LENDING, INC.
(Name of Small business issuer in its charter)
Florida	*	75-2996764
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1717 Second Street, Suite D,
Sarasota, Florida 34236
941/364-9915
(Address and telephone number of principal executive offices)

1717 Second Street, Suite D,
Sarasota, Florida 34236
(Address of principal place of business or intended principal place of business)

Ronald R. Shenkin	Copy to:
President and Chief Executive Officer	William T. Kirtley, Esq.
R J Lending, Inc.	William T. Kirtley, P.A.
1717 Second Street, Suite D	1776 Ringling Boulevard
Sarasota, Florida 34236	Sarasota, Florida 34236
941/364-9915	941/366-4222
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering: NOT APPLICABLE
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: NOT APPLICABLE

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Dollar amount to be registered	Proposed maximum offering price per Unit	Proposed maximum aggregate offering price	Amount of registration fee

Secured Promissory Notes—First Series	$10,000,000 principal amount	N/A	$10,000,000	$920.00

Common Stock, $.01 par value	$2,000,160	$5.40	$2,000,160	185.00

				$1,105.00

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion
Preliminary Prospectus dated July 23, 2002

R J LENDING, INC.

370,400 shares of Common Stock
$10,000,000 Secured Promissory
Notes-First Series

We are offering, without the services of any underwriter and as our own issuer-dealer under Florida law:

•	A maximum of 370,400 shares of our common stock, par value $.01, at a per share offering price of $5.40; and

•	A maximum $10 million principal amount of our secured promissory notes-first series.

Our secured notes are offered in denominations of $1,000 (the minimum investment being $10,000 unless waived by us) in the following maturities and interest rates:

Note Maturities Available	Interest Rates Available
18 months	5.25%
36 months	6.25
60 months	7.00

The interest rates on the secured note maturities are 2% above those rates available from certificates of deposit having the same or substantially the same maturities as are available from banks operating on the West Coast of Florida. Secured Note rates are subject to change from those indicated above. Upon such event, this Prospectus will be supplemented one or more times.

We have not allocated the $10 million principal amount of the secured notes among the several maturities but we reserve the right to do so in order to preclude undue concentration in any one maturity.

The secured notes will be issued under the provisions of a Custody Agreement.

                                         , 2002

We are not offering our common stock and secured notes in units. Investors may purchase either our common stock or secured notes or both.

The minimum subscription to our common stock is 1,000 shares.

An investment in our common stock and secured notes is subject to risks. You should carefully consider the risk factors and other information set forth in this Prospectus before you decide to purchase either our common stock or our secured notes, or both. See “Risk Factors” beginning on page 9.

Our common stock and secured notes have not been approved by the SEC or any state securities commission, nor have these organizations determined that this Prospectus is accurate or complete. It is illegal to tell you otherwise.

There is no present market for our common stock or secured notes.

We are offering our common stock and secured notes as our own issuer-dealer without the services of any underwriter. This offering will terminate on                     , 2002 (12 months from the date of this Prospectus) unless all of our common stock and secured notes are earlier sold.

Presently we are only offering our common stock and secured notes in Florida. If you presently reside in Florida and wish to contact us about investing in our common stock and/or secured notes, please contact us at our headquarters which is 1717 Second Street, Suite D, Sarasota, Florida 34236, attention John Kurz, Executive Vice President. Our telephone number is 941/364-9915.

SUMMARY

This summary highlights certain information about us, our business and this offering of our common stock and secured notes. Investors should understand that this Prospectus section does not contain all of the information that you may need in order to make a decision whether to invest in our common stock or our secured notes or both. In that regard, you should carefully read the entire Prospectus.

Also, as indicated on the cover page, there may be changes in the interest rates which are available on the various maturities of our secured notes. If such occurs, we will supplement this Prospectus on the occasion of each change in any secured note interest rate. You should carefully read any supplement or supplements which accompany this Prospectus.

R J Lending, Inc.

From our offices in Sarasota, Florida we engage in an asset based lending business involving loans usually secured by first or second liens encumbering real property. Such real property is usually residential in character, although commercial real property may sometimes be involved. The real property acting as collateral for our loans may be located in any state, but there is a concentration in the southeastern United States. Our lending activity involves loan origination and the purchase, holding and sale of loans originated by other lenders. We also sell loans which we have originated.

We are conducting this public offering of our common stock and secured notes in order to reduce our reliance on private sources of the capital which we need to conduct our lending business, as well as our use of bank lines of credit. Presently the loan demand which we are experiencing exceeds our supply of available capital.

We will continue to conduct our lending business during the conduct of this offering. We have not established any minimum amount of proceeds which we must receive in this offering and we will utilize in our business any and all proceeds which we receive as a result of the sale of our common stock and secured notes.

We commenced our business in October 1999 as a Florida limited liability company. We converted into our present corporate form effective February 1, 2002, at which time the former managing members of the limited liability company became our board of directors and our executive officers. These persons are Ronald Shenkin, who serves as a director and is President (Chief Executive Officer) and Treasurer (Chief Financial Officer) and John Kurz, who serves as a director and as Executive Vice President and Secretary. Messrs. Shenkin and Kurz have each been issued 370,400 shares of our common stock, which are the only shares of our common stock presently outstanding. Mr. Shenkin has also been issued 22,592 shares of our first series preferred stock, par value $.01 per share.

The Offering

We are offering our common stock and the secured notes solely by means of this Prospectus as our own issuer-dealer and without the services of any underwriter. In that regard, we have qualified, pursuant to the provisions of Florida law, to act as our own issuer-dealer in connection with the conduct of the public offering of our common stock and the secured notes in Florida. We may duplicate this process in other states in order to permit the public offering of our common stock and secured notes in states in addition to Florida. We may also receive assistance from various securities broker-dealers in connection with the sale of our common stock and the secured notes and may pay commissions to such assisting securities broker-dealers. Our plan for the public offer and sale of our common stock and secured notes is set forth in the Prospectus section captioned “PLAN OF DISTRIBUTION”, page 49.

We will offer our common stock and secured notes commencing from            , 2003 until the close of business on                         unless we sell all of our common stock offered by this Prospectus and $10 million of our secured promissory notes prior to such time.

We have not established any minimum accumulation requirement or escrow arrangements in connection with this offering of our common stock and secured notes. This means that we will use any and all proceeds we receive from the sale of our common stock and/or our secured notes and we are not required to attain any minimum proceeds amount before committing the proceeds to our lending business. To the extent that we only receive minimal proceeds from the public offer and sale of our common stock and secured notes, our ability to enhance our lending business will be curtailed.

As the offering of our common stock and secured notes is conducted, we may supplement this Prospectus one or more times in order to provide current information about the offering and our business. We will also supplement the Prospectus to inform interested investors with respect to changes that we make in interest rates available on the several maturities of the secured notes when such rates are changed.

The administration of the public offer and sale of our common stock and secured notes will be carried out by John Kurz, a member of our Board of Directors and our Executive Vice President. Mr. Kurz may be assisted by various of our administrative employees. Mr. Kurz and such employees will not be separately compensated as a result of the administration of the public offer and sale of our common stock and secured notes. Mr. Kurz and Mr. Shenkin are otherwise compensated by us, however.

If a sufficient number of our shares of common stock are sold to a sufficient number of persons, we may initiate the processes required in order to permit our publicly held common stock to be publicly traded utilizing the facilities of the NASDAQ OTC Bulletin Board. We can’t assure, however, that any public trading market for our common stock will ever develop even if we are successful in permitting our shares to utilize the facilities of the NASDAQ OTC Bulletin Board.

Also, in order to facilitate the creation and existence of a public market for our common stock we will, at a time contemporaneous to the date of this Prospectus, effect the registration of our common stock pursuant to the provisions of the Securities Exchange Act of 1934, as amended, which is the Federal statute which governs, among other things, the obligation on our part to file the periodic and annual reports with the SEC and which also requires us to comply with the proxy solicitation rules of the SEC when we convene special or annual meetings of our shareholders.

We do not expect any public market to come into existence for our secured notes but such secured notes will constitute freely tradeable securities from the standpoint of Federal and Florida securities laws.

SELECTED FINANCIAL DATA

Presented below is selected financial data reflecting the financial condition and results of operations of the predecessor limited liability company for the fiscal years ended December 31, 2000 and 2001. The predecessor limited liability company was known as R & J Warehouse Lending, LLC.

Also presented below is certain selected financial data which reflects our financial condition and results of operations for the three month period ended March 31, 2002 and comparative revenue data for the three month period ended March 31, 2001, as experienced by the predecessor limited liability company.

If you are considering a purchase of our Common stock or Secured Notes, or both, you should understand that the financial data presented below is not necessarily indicative of the results of our future operations or the actual results had we utilized the corporate form from the time of inception of the predecessor limited liability company.

R & J Warehouse Lending, LLC
(a Florida limited liability company)

	Fiscal Years Ended December 31,
	2000	2001
Statement of Income Data:
Mortgage Interest and fees	$146,640	$351,622
Other Revenue	6,173	6,767
Expenses	92,271	263,830
Net Income	60,542	94,559
Balance Sheet Data:
Total Assets	$1,437,388	$2,509,826
Total Liabilities	937,388	2,009,826
Members’ Equity	500,000	500,000

R J Lending, Inc.
(a Florida corporation)
Unaudited Selected Financial Data

	Period Ended March 31,
	2002	2001(1)
Income Statement Data:
Mortgage Interest and fees	$121,391	$59,348
Expenses	97,013	40,133
Provision for Income Taxes	4,563	—
Net Income	19,815	19,215
Net Income per Share(2)	0.0032	—
Net Income per Share—diluted(3)	0.0026	—

Three Months Ended March 31, 2002
Balance Sheet Data
Total Assets	$2,742,049
Total Liabilities and Debt	2,207,894
Stockholders’ Equity	534,815

(1)	Reflects results of predecessor limited liability company.
(2)
After adjustment for accrued preferred stock dividend in the amount of $15,000 payable with respect to outstanding second series preferred stock and based upon 1,504,192 shares of common and first series preferred stock being outstanding.

(3)
After adjustment for accrued preferred stock dividend in the amount of $15,000 payable with respect to outstanding second series preferred stock and based upon 1,874,592 shares of common, first and second series preferred stock being outstanding and assuming, on a pro forma basis, the sale of all 370,400 shares of common stock being offered hereby.

OUR SECURED NOTES ARE NOT INSURED DEPOSIT ACCOUNTS.

How to Contact us

To effect an investment in our common stock and/or our secured notes or if you have questions concerning this offering you should contact us at our Sarasota Florida, telephone number 941/364-9915, or FAX us at our facsimile number which is 941/362-9167. Also you may write to us at our Sarasota, Florida offices which are located at 1717 Second Street, Suite D, Sarasota, Florida 34236.

END OF SUMMARY

RISK FACTORS

We have described below those risks which we think may affect the ownership of our common stock or our secured notes. The risk factors which are described below also include those risks which may affect our lending business to the extent that we have been able to identify business risks as of the time of the preparation of this Prospectus. We may not have been successful in recognizing all of the risks that may affect the ownership of our common stock and our secured notes or our lending business as we have conducted it and as we intend to conduct it during and subsequent to this offering.

To the extent that any of the risks described below materialize or risks which we have not identified materialize, such could adversely affect the value of our common stock and our ability to pay the principal and interest obligation of our secured notes or could adversely affect in a material way the conduct of our lending business. To the extent that we are not successful in the conduct of our lending business, our ability to pay the principal and interest obligation of our secured notes will, most likely, be materially impaired. While we are not under any obligation to repay amounts invested in our common stock, our inability to conduct our lending business on a profitable basis will also affect our ability to pay cash dividends on our outstanding common stock. We have a dividend policy which provides for the payment of dividends on our outstanding common stock and first and second series preferred stock which is described in the Prospectus sections captioned “CERTAIN MATTERS RELATING TO OUR COMMON STOCK—Dividend Policy”.

As to our common stock

No market for our common stock—lack of liquidity

There is not any public market for our common stock and we cannot provide any assurance that there ever will be. As a result, ownership of our common stock will represent an illiquid investment which you may not be able to sell even if you desire or are required to sell. If we sell a sufficient number of shares of our common stock in this offering, we intend to take the necessary steps in order to permit our common stock to be traded in an after market utilizing the facilities of the NASDAQ OTC Bulletin Board. Even if our common stock becomes listed on the NASDAQ OTC Bulletin Board, we cannot assure that a ready, liquid market for our common stock will develop or will continue to exist.

Dilution of common stock ownership as a result of second series preferred stock conversion

We have outstanding 740,800 shares of our second series preferred stock which is convertible into a like number of shares of our common stock. Such conversion feature exists for the period of ten years. If all second series preferred stock is converted into shares of our common stock, an additional 740,800 shares of our common stock will then be outstanding. This will dilute the relative percentage of ownership owned by the present holders of our common stock and investors purchasing our common stock in this offering depending upon the number of shares of second series preferred stock converted and the number of shares of common stock that we sell in this public offering. The existence of such conversion rights could also create a “market overhang” adversely affecting the bid and ask price for our common stock in any existing public market.

As to our secured notes

Secured Notes not issued under a qualified Trust Indenture

Our secured notes will be issued under a Custody Agreement existing between us and Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. acting as the Custodian. Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. is a law firm located in Sarasota, Florida. The terms and provisions of the Custody Agreement are described in the Prospectus section which is captioned “SUMMARY OF THE CUSTODY AGREEMENT”. The Custody Agreement is not a trust indenture qualified under the Trust Indenture Act of 1939. The presence of a trust indenture and an independent indenture trustee is generally intended to provide for the collective representation of the debt security investors through the monitoring activities of the indenture trustee as to:

•	the authentication and issuance of the debt securities;

•	the monitoring of events of default and the taking of remedial action by the trustee for the collective benefit of the investors;

•	the maintenance of collateral which may secure the debt security obligation; and

•	other matters relating to the terms of the debt security issuance intended to protect investors initially and on a continuous basis.

Our secured note holders will not have the protective aspects of a trust indenture and indenture trustee and may be required to act individually in their own best interests if we fail to make a required payment of principal or interest on any outstanding secured note.

Source of secured note repayment

The principal source of the repayment of the principal and interest obligation represented by our outstanding secured notes will be the cash received by us as a result of borrowers making loan payments of principal and interest. Such will be the case with respect to loans which are already held by us and new loans that are made during the time that our common stock and secured notes are being publicly offered and during times thereafter. At March 31, 2002, we held loans in principal amount of $2,831,416. Principal and interest payments made on these existing loans may also be utilized by us to meet the principal and interest obligations of our outstanding secured notes. We also have bank loans of credit which have been established with the assistance of certain of the holders of our outstanding second series preferred stock, as well as private sources of credit from such holders and non-affiliated sources. These sources of credit have annual renewals. These sources of funds, to the extent not utilized, are also available to us to meet principal and interest obligations due on our secured notes. We will be required to carefully manage our cash flow and the manner in which we utilize our various sources of funds in order to assure that our obligation to meet the principal and interest obligations of our outstanding secured notes is met by our on-going cash flow and from the sources indicated. If we are not successful in such effort, we run the risk of defaulting on the principal and interest obligations represented by our outstanding secured notes.

Secured notes not rated—no credit enhancement

Our secured notes have not been and will not be rated by any rating agency such as Moody’s and Standard and Poors. The purpose of such ratings is to assist investors in making an evaluation of the credit worthiness of the companies offering such debt securities. Often publicly offered debt securities incorporate “credit enhancements” in the form of a letter of credit or guarantee issued by a financial institution such as a bank having significant liquid resources. Our secured notes are not the subject of any credit enhancement.

Secured notes illiquid—no market

We have registered our secured notes under the Federal securities laws with the SEC and the Florida securities law. We may register our secured notes in additional states. The registration of the secured notes permits the resale of the secured notes by investors at least in Florida on a non-restricted basis. However, we don’t expect that any liquid aftermarket will come into being for our secured notes. We expect that the ability to sell a secured note will involve the requirement that a secured note holder individually negotiate a sale-purchase transaction with an interested buyer who is qualified to purchase and own a secured note. In connection with such activity, we will carefully monitor any such transactions in order to assure that our secured notes are purchased only by persons who are qualified from the standpoint of investor suitability.

As to R J Lending, Inc.

We may not realize significant proceeds from this offering

We are offering our common stock and secured notes as our own issuer-dealer without any firm or best efforts underwriting arrangement with any underwriter. As a result, we may not realize significant or any proceeds from this offering. If such is the case, we will not be able to enhance our business activity and investors who do purchase our common stock and/or our secured notes could be subject to increased risk since we will have less working capital than that desired and our cost of funds for our lending activities will not be reduced as is anticipated to be the case if we receive significant proceeds from this offering. While the terms of the secured note and common stock offering permit us to receive assistance from securities broker-dealers, we expect that most sales will occur as a result of our own efforts and without significant assistance from securities broker-dealers.

Source of our loans

We utilize several methods to source loans, including referrals from banks, other financial institutions, and lawyers and accountants. Also, our existing or past loan customers often make referrals of potential new borrowers to us. Currently, our loan demand exceeds our available loan funds. A significant source of our loans has resulted from the activities of the franchisees of a company known as HomeVestors of America, Inc. (“HomeVestors”). As of March 31, 2002, we had loans resulting from referrals from HomeVestor franchisees in principal amount of $1,019,042 representing 36% of our loan portfolio on such date based on an aggregate portfolio principal amount of $2,831,416. The HomeVestor franchisee referrals are a significant source of loans and the loss or reduction in such referral activity could have an adverse affect on our lending business, at least on a temporary basis. In addition to sourcing loans as a result of the HomeVestor franchisee referrals, 38% of the principal amount of loans held in our portfolio at March 31, 2002 resulted from three sources: Tager Properties (23%), First Home Florida Pasco, Inc. (10%) and Sharp Properties (5%).

We must accurately evaluate the value of the collateral utilized in the loans we make

We are an asset based lender. This means that with respect to every loan application we receive, we attempt to identify appropriate collateral in order to secure the principal and interest obligation of the loan applied for. Such asset collateral may be constituted by real estate, accounts receivable and certain business assets. Our lending history indicates that real estate is usually the most suitable collateral for loans made by us. In our lending activities, we attempt to assure that the underlying collateral for the loan has a liquidating value substantially in excess of the principal and interest obligation represented by the loan made. The evaluation of the loan application and available loan collateral requires careful underwriting on our part. To the extent that our underwriting processes relating to loan collateral valuation are deficient in any material way, our loan losses may increase.

We are dependent on our present management

Our day-to-day lending business operations are conducted by our executive officers Ronald R. Shenkin and John Kurz. We are totally dependent upon the continued availability of the services of Messrs. Shenkin and Kurz in the conduct of our lending business. If the services of either Mr. Shenkin or Mr. Kurz were to become unavailable to us by reason of death, disability or some other reason, our ability to conduct our lending business on the scale then conducted could be materially threatened.

Risk of loss of our sources of credit

As indicated, we have access to bank and private sources of credit. We use these sources in our lending business and may need to use these sources of credit from time to time in the conduct of our future lending business and to meet our obligations with respect to outstanding secured notes. The elimination of such sources of credit or any significant reduction in the amounts available to us from such sources will impair our ability to conduct our lending business and meet the secured note obligation.

Risk of loan default

In our lending business, we are continually subjected to the risk of default in the payment of the principal and interest of our loans by our borrowers. While we presently utilize and will utilize protective measures in order to minimum such risk of default by our borrowers, the occurrence of default will result in a reduction or interruption of at least a portion of our anticipated cash flow, which interruption may be on a temporary or protracted basis. Such occurrences will affect our ability to meet the principal and interest obligation of our outstanding secured notes.

We may sell additional debt securities

If we are successful in selling all $10 million of our secured notes, we may decide at some future time to publicly offer additional debt securities. Such additional debt securities may also be secured debt instruments similar to the secured notes that we are now offering for sale. If additional debt securities are sold during any future time, such will have the affect of requiring us to increase the scale upon which we conduct our lending business and will also require that we significantly increase our cash flow in order to meet our obligations under the secured notes and any subsequent debt securities offered and sold by us. Also, any new debt securities may have to be sold under the auspices of a trust indenture (as discussed earlier in this section). If such is the case, investors in such new debt securities will be afforded the protective measures of a trust indenture which is not the case with investors who purchase our secured notes.

Compliance with Regulations

In the conduct of our lending business, we must comply and adhere to certain practices dictated by law and regulations thereunder. Generally, such laws and regulations are intended to protect borrowers from unfair lending practices and such regulation will relate to compliance with:

•	the Truth in Lending Act

•	the Fair Credit Reporting Act

•	the Real Estate Settlement Procedures Act and

•	various Florida statutes and regulations dealing with rates of interest (prohibitions against usury) and debt collection practices.

Violation of any such laws and regulations by us could have serious consequences, including civil fines and penalties and, possibly, the adverse affect of injunctive relief obtained by any regulatory authority. In the conduct of our lending business since inception, we have not encountered any regulatory problems.

INVESTOR SUITABILITY

In our opinion, you should only purchase our common stock with a view to holding same for long term investment purposes and you should view any such purchase of our common stock as a speculation.

You should only purchase our secured notes if

•	you understand the nature of our business as described in this Prospectus;

•	you understand the risk factors which may effect the ownership of our secured notes and our lending business;

•
you understand that the principal and interest obligation of the secured notes is only secured by the loans contained in our loan portfolio from time to time and is not secured by any of our other assets;

•	you understand that you most likely will have to hold your secured note to maturity because we do not anticipate the existence of any secondary market for the secured notes;

•	you understand that the secured notes are not insured certificates of deposit or deposit accounts; and

•	you have a level of risk tolerance which permits you to accept the possibility that you may lose the entire investment that you make in the secured notes.

Also, you should not invest an excessive amount of your available liquid assets in secured notes since, most likely, the secured notes will constitute an illiquid investment during the secured note term to maturity (18, 36 and 60 months).

CERTAIN MATTERS RELATING TO OUR COMMON STOCK

Offering Price

There is no public market for our common stock and we cannot assure that a public market will ever exist.

The public offering price of our common stock of $5.40 per share has been established by our board of directors and takes into account the board’s assessment of our present and future prospects. Other factors considered were the desire that our common stock not be a “penny stock” pursuant to SEC rules and that the public offering price of our common stock would facilitate coordination registration in Florida.

The public offering price of $5.40 per share does not necessarily relate to book value or our earnings.

Dividend Policy

With respect to our common stock presently outstanding and to be outstanding upon the sale of our common stock to the public and our outstanding first and second series preferred stock, we have adopted a cash dividend policy. Subject to our ability to meet the on-going interest and principal obligation represented by outstanding secured notes, any other debt obligations and the cumulative dividend obligation attributed to our second series preferred stock, it is our intention to declare and pay cash dividends for each of our fiscal years commencing with the fiscal year ending December 31, 2002.

Such dividend policy will involve our allocation of available cash which is representative and equal to 20% of our net income experienced for each year, commencing with the year ending December 31, 2002 (after appropriate provisions are made for corporate and other taxes, as well as providing for the absorption of any current amounts of any operating loss carry forward applicable to any of our preceding fiscal years) for distribution to, on a per share basis, the holders of our outstanding common stock and our first and second series preferred stock. We refer to such cash as “representative cash”.

Assuming that we sell all 370,400 shares of our common stock to the public, there will be outstanding 1,874,592 shares of common stock and first and second series preferred stock. The amount of the representative cash will be divided by such 1,874,592 share amount unless we sell less than 370,400 shares of our common stock to the public. The determination of the availability and amount of representative cash is exclusively vested in our Board of Directors.

We may not pay such cash dividend in full or at all if we do not experience net income or are in default with respect to the payment of the outstanding principal and interest obligation of our secured notes and any other debt obligations. Also, each share of our second series preferred stock has a cumulative dividend entitlement requiring that we pay in cash an aggregate $60,000 for each of our fiscal years to the holders of our second series preferred stock ($.08 per share) until such shares of second series preferred stock are converted into our common stock at which time the cumulative dividend entitlement as to shares converted will extinguish. Presently, there are 22,592 shares of our first series preferred stock outstanding and 740,850 shares of our second series preferred stock outstanding. Each share of our second series preferred stock is convertible into one share of our common stock.

Also, in recognition of the contribution made by the holders of our second series preferred stock (all of which holders were previous equity members of our predecessor limited liability company) we may make one or more special distributions of cash to the holders of such second series preferred stock in order to defray any Federal income tax consequences experienced by such holders as a result of our conversion from limited liability company form to corporate form. Any such special distributions are also subject to our obligation to be current with respect to the principal and interest payments due on outstanding secured notes.

Since we converted from limited liability company to corporate form effective February 1, 2002, we anticipate that any such special distribution to the holders of our second series preferred stock would be made during the fiscal year ending December 31, 2003. This is the year in which any Federal income tax consequences of our change into corporate form would be reportable by the holders of our second series preferred stock. Any such special cash distributions will be in an amount intended to cover the average tax liability, if any, imposed upon our previous limited liability company members as a result of our change to corporate form and the receipt by such former members of shares of our second series preferred stock.

Dilution

As of March 31, 2002, we reflected a stockholders’ equity of $534,815. On such date, 740,800 shares of our common stock were outstanding and held 50% by Ronald R. Shenkin and 50% by John Kurz. Messrs. Shenkin and Kurz were issued such common stock in connection with our reorganization from limited liability company form to corporate form. Messrs. Shenkin and Kurz did not pay any cash consideration for such common stock. In addition to the common stock issued to him, Ronald R. Shenkin has also been issued 22,592 shares of our first series preferred stock. Such first series preferred stock was issued to Mr. Shenkin in recognition of the forgiveness by Mr. Shenkin of indebtedness owing by us to him in the amount of $30,000. Accordingly, the effective per share price paid by Mr. Shenkin for such first series preferred stock was $1.33 per share. Such first series preferred stock is not convertible into our common stock, but does have a liquidation preference as described subsequently in this Prospectus. The members of our predecessor limited liability company, other than Messrs. Shenkin and Kurz, contributed $500,000 in cash to the capital of such limited liability company. Such capital contributions are now utilized by us and such former members of our limited liability company have been issued an aggregate 740,800 shares of our second series preferred stock constituting an effective per share price paid by such former members of $.6749. Each share of such second series preferred stock is convertible into one share of our common stock without further consideration. Accordingly, holders of our second series preferred stock will pay an effective per share price for our common stock issued upon conversion of $.6749. Purchasers of our common stock in this public offering will purchase at the rate of $5.40 per share.

Treating our first and second series preferred stock as equivalent to our common stock, the net tangible book value per share at March 31, 2002 was $.356 based on 1,504,192 shares of common and first and second series preferred stock being outstanding on such date. Since we are offering our common stock as our own issuer-dealer without the services of any underwriter, the number of shares of common stock that we sell to the public may range from zero to 370,400 shares. The table presented below reflects the dilution that purchasers in this public offering will sustain if we sell 370,400 shares or an amount of shares less than 370,400:

	Upon the sale of
	37,040 shares (10%)	185,200 shares (50%)	277,800 shares (75%)	370,400 shares (100%)
Net tangible book value per share	$.48	$.91	$1.14	$1.35
Price per share paid by public investors	5.40	5.40	5.40	5.40
Increase in per share book value as a result of sale of percentage of shares indicated	.12	.55	.78	.99
Dilution per share sustained by public	5.28	4.49	4.26	4.05
Percentage of outstanding shares owned by public	2.40%	10.96%	15.59%	19.76%
Aggregate cash price paid by public for percentage of ownership	$200,016	$1,000,080	$1,500,000	$2,000,160

	Upon the sale of
	37,040 shares (10%)	185,200 shares (50%)	277,800 shares (75%)	370,400 shares (100%)
Percentage of outstanding shares owned by—
Ronald R. Shenkin	25.49%	23.26%	22.05%	20.96%
John Kurz	24.03	21.92	20.78	19.76
Holders of second series preferred stock	48.08	43.85	41.58	39.52
Aggregate cash price paid by—
Messrs. Shenkin and Kurz for percentage of ownership	$30,000	$30,000	$30,000	$30,000
Holders of second series preferred stock	500,000	500,000	500,000	500,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

In General

Effective February 1, 2002, we are continuing the lending business previously conducted by our predecessor limited liability company, R & J Warehouse Lending, LLC. We were formed under Florida corporate law in January 2002. The former managing members of the limited liability company, Ronald R. Shenkin and John Kurz, presently serve as our Board of Directors and executive officers. The other holders of the membership interests in the predecessor limited liability company (constituted by 8 persons) hold our outstanding second series preferred stock.

In our lending operations, we have generally made loans of relatively short duration secured by first or second liens which encumber collateral real estate. While our business has been somewhat concentrated to the southwest coast of Florida, we have made loans and have portfolio loans outstanding secured by properties located in other geographic locations.

A meaningful portion of our outstanding loans results from our relationship with the franchisees of HomeVestors.

R & J Warehouse Lending, LLC, Results of Operations, Fiscal Years Ended December 31, 2000 and 2001

For the year ended December 31, 2001, R & J Warehouse Lending LLC experienced mortgage interest and fees of $351,622, compared to $146,640 for the fiscal year ended December 31, 2000, an increase of $204,982. Such revenue growth was due to our increased investments in mortgage loan obligations occurring during the fiscal year ended December 31, 2000. Such increase in our loan portfolio was funded by borrowed capital evidenced by our increased liabilities of $1,072,348.

Our income during both of such fiscal years was comprised primarily of mortgage interest and fees and for the fiscal year ended December 31, 2001 reflected the indicated increase. Other revenue for such fiscal years remained somewhat constant, being $6,767 for fiscal year ended December 31, 2001 compared to $6,173 for the fiscal year ended December 31, 2000.

Our operating expenses increased significantly for the fiscal year ended December 31, 2001 being $263,830 compared to $92,271 for the fiscal year ended December 31, 2000. This resulted from increases in general administrative expenses which were $42,439 for the fiscal year ended December 31, 2001 compared to $18,479 for the fiscal year ended December 31, 2000. Our interest expense also increased significantly. For the fiscal year ended December 31, 2001, we experienced interest expense of $116,752 as compared to $37,537 for the fiscal year ended December 31, 2000. This resulted primarily from the significant increase in loans outstanding which at December 31, 2001 were $2,601,388 compared to $1,363,797 at December 31, 2000. The distribution of our expenses as between general and administrative expenses and interest on borrowed capital to fund loans was approximately 50% to each of such categories.

The expense category “Distributions to Managers” also experienced significant increase during such period, being $92,827 for the fiscal year ended December 31, 2001 compared to $33,252 for the fiscal year ended December 31, 2000. Such increase also is due to the significant increase in loans made during the fiscal year ended December 31, 2001. R & J Warehouse Lending, LLC compensated its Managing Member, R & J One of Sarasota, Inc., on the basis of an allocation of the interest income received by R & J Warehouse Lending, LLC on certain interim mortgages and origination fees. The Managing Member also participated in profit distributions. Ronald R. Shenkin and John Kurz were the shareholders, directors and officer of R & J One of Sarasota, Inc.

Our net income for the fiscal year ended December 31, 2001 was $94,559 compared to $60,542 for the fiscal year ended December 31, 2000. Such increase in net income is attributable to the greater volume of lending activity and the principal amount of performing loans contained in our loan portfolio at December 31, 2001.

For each of the fiscal years we effected profit distributions to our members equal to our net income.

At the conclusion of each fiscal year, our Members’ Equity was $500,000.

Liquidity and Capital Resources

The sources of liquidity and capital for R & J Warehouse Lending, LLC for the fiscal years ended December 31, 2001 and 2000 were constituted by the capital contributions of the limited liability company’s members, loans made by members of the limited liability company, lines of credit utilizing banks which were also provided by related parties and notes payable to non-related parties. At December 31, 2001 and 2000, the capital contributions made by our members were $500,000. The table below reflects the various note obligations and credit arrangements between related and non-related parties.

	at December 31,
	2001	2000
Notes payable—non-related parties	$730,000	0
Notes payable—related parties	716,525	$300,000
Lines of credit—related parties	493,581	500,000

All of such credit arrangements are generally serviced by the payment of interest on a monthly basis at various rates of interest ranging from 10-12%. All of the notes have maturities in 2002 but may be renewed. The item identified as lines of credit—related parties, refers to an arrangement that we have as a result of the establishment of lines of credit by certain of our members with West Coast Guaranty Bank, Sarasota, Florida. The aggregate amount of these lines of credit is $500,000 and we may access these lines of credit for funds for use in our lending business. The interest expense incurred in the utilization of these lines of credit is the prime rate as charged by West Coast Guaranty Bank from time to time plus an average of 80 basis points. The lines of credit are evidenced by promissory notes existing between West Coast Guaranty Bank and the borrowers and are for a period of 12 months with annual renewals permitted.

At December 31, 2001, R & J Warehouse Lending, LLC was not in violation of any of the various loan terms. The lines of credit, to the extent not fully utilized, remain available to us as the successor corporate entity to R & J Warehouse Lending, LLC.

At December 31, 2001, we had not made any material commitment for any capital expenditures. The only commitments in place were those loan commitments made in connection with then pending loan applications.

R & J Warehouse Lending, LLC—R J Lending, Inc. Results of Operations, Three Month Periods Ended March 31, 2002 and 2001

We commenced operation as a corporate entity effective February 1, 2002 continuing the lending business of our predecessor limited liability company. The information presented below for the three months ended March 31, 2001 reflects our revenue while still operating as a limited liability company. The information presented below for the three month period ended March 31, 2002 reflects our operations as a Florida corporation.

For the three month period ended March 31, 2002, mortgage interest and fees were $121,391 compared to $59, 348 for the three month period ended March 31, 2001. This resulted from an increase in the amount of our loan portfolio occurring over the 12 month period commencing April 1, 2001.

Total expenses for the three month period ended March 31, 2002 were $97,013 compared to $40,133 for the same period ending March 31, 2001, an increase of $56,880. For the three month period ended March 31, 2002, we have made provision for income taxes in the amount of $4,563. As a limited liability company, we were not required to make such provision for the three month period ended March 31, 2001. The principal expense categories causing such increase were interest paid with respect to sourcing of funds from related parties in the amount of $30,194 during the three month period ended March 31, 2002 compared to $21,725 for the same period ending March 31, 2001. The total interest component for the three month period ended March 31, 2002 was $45,689 representing an increase in our interest expense over the same three month period in 2001 of $23,964. Another expense category showing significant increase was that of salaries which were $25,548 for the three month period ended March 31, 2002. No salaries were accrued and paid for the three month period ended March 31, 2001 since our management was not compensated by salary but by other arrangements as explained above and in the Prospectus section “MANAGEMENT”.

Professional fees also increased for the comparative periods, being $8,330 for the three month period ended March 31, 2002 compared to $1,800 for the three month period ending March 31, 2001, an increase of $6,350. Such increase was a result primarily of increased accounting fees incurred in connection with our change to the corporate form of business and the preparation of financial information and statements for inclusion in this Prospectus.

At March 31, 2002, the aggregate principal balance of our loan portfolio was $2,831,416. Such portfolio balance was constituted by various maturities, as reflected below:

Term to Maturity	Principal Amount of Loans at March 31, 2002
0-12 months	$2,369,689
12-60 months	170,996
60 or more months	290,731

We expect our revenue derived from interest and loan fees and correspondingly, our net income, to increase during the fiscal year ending December 31, 2002 and fiscal years thereafter if we realize significant proceeds from this offering of our common stock and secured notes. We believe that the interest rates which we will pay on our outstanding secured notes will reduce our cost of funds, thereby increasing the profitability of our lending activities. We have projected that if we complete our common stock and secured note offering only in the amount of $1,200,000, our revenue may be enhanced over a 12 month period in the approximate amount of $197,000. If we complete the offering in a proceeds amount of $3 million, our revenue over a 12 month period may be enhanced approximately $491,500. If we realize proceeds of $9 million from this offering, our revenue may be enhanced over a 12 month period in the approximate amount of $1,475,000. If we complete the offering in its entirety, our revenue over a 12 month period may be enhanced $1,967,000. In making such projections, we are assuming that 87.33% of such proceeds are received by us as a result of the sale of our secured notes with the remaining 16.67% of such proceeds resulting from the sale of our common stock. We have also projected that, upon receipt of the proceeds amounts indicated in the foregoing sentences, our net income may be enhanced in the approximate amounts of $3,900, $27,900, $164,900 and $268,000 over such 12 month period. No assurance can be given, however, that we will receive such proceeds amounts or achieve such revenue and net income results projected.

Liquidity and Capital Resources.    For the three month period ended March 31, 2002, we continued to use as a source of funds those sources identified for the fiscal years of our predecessor limited liability company ending December 31, 2001 and 2002.

In that regard, we continue to use funds provided by loan arrangements made by us with related parties (the holders of our second series preferred stock), non-related parties, as well as lines of credit with West Coast Guaranty Bank arranged by related parties (certain holders of our second series preferred stock) and notes payable to non-related parties. The outstanding amounts payable by us under such arrangements are summarized below:

At March 31, 2002
Notes payable—related parties	$855,000
Lines of credit—related parties	496,781
Notes payable—non-related parties	697,500

$2,049,281

The loans and credit arrangements outstanding at March 31, 2002 involved an aggregate obligation owing by us to non-related parties (six individuals) in the aggregate amount of $697,500 and in the amount of $855,000 owing by us to related parties (nine holders of our outstanding first series preferred stock). The lines of credit arrangement made available to us by certain of the holders of our outstanding second series preferred stock remains as previously described, although the balance was slightly less at March 31, 2002. Interest rates and loan terms with respect to such credit arrangements remain as described above.

At March 31, 2002, we reflected a liability of $117,625 identified as an investor pass through arrangement. Such item represented funds that we were holding on behalf of a related party who had made certain loans which were serviced by us. These loans have been paid off and the payoff amounts were in our custody on March 31, 2002 but were subsequently disbursed to the investor. This item was a liability and not part of our working capital sourced by any borrowing arrangement. The amount disbursed to the loan investor who is a related party was net of fees and costs charged by us.

USE OF PROCEEDS

If we sell all 370,400 of our common stock and all of our secured notes, we will realize gross proceeds of $12,000,160 from this public offering. The actual proceeds that we realize from the public offering of our common stock and secured notes may range from zero to such maximum $12,000,160 amount.

We have paid substantially all of the costs and expenses attendant to the preparation of the Registration Statement which relates to our Common stock and Secured Notes and this Prospectus. Such expenses were largely constituted by legal and accounting fees and filing fees with the SEC and Florida. The filing fees paid to the State of Florida related to the registration of our common stock and the secured notes and our qualification to act as our own issuer-dealer in connection with the public offer and sale of our common stock and secured notes. This is explained in the Prospectus section captioned “PLAN OF DISTRIBUTION”.

Since we have paid all of the expenses attendant our formation and registration process, a significant portion of the gross proceeds that we receive from the sale of our common stock and secured notes will be available to us to use in our lending business. If we receive significant assistance in the public offer and sale of our common stock and secured notes from securities broker-dealers, such proceeds will be reduced by the amount of sales commissions and due diligence expense reimbursement that we pay to any assisting securities broker-dealers. We do not expect to receive significant assistance if any.

The proceeds received by us from the sale of our common stock and secured notes will be utilized when and as received in our lending business and will be primarily utilized to fund loans which we make to borrowers. Such net proceeds will also be utilized by us to provide for our administrative and operating expenses, which includes the salaries to be paid to our executive officers, Ronald R. Shenkin and John Kurz. Such administrative and operating expenses will also include the fees paid by us to the Custodian under the Custody Agreement.

The table presented below presents our estimated use of offering proceeds and assumes that we complete this offering in its entirety and in certain percentage amounts (10%, 25% and 50%). The table does not assume any revenue from our lending operations. We have and do experience revenue from our lending operations as reflected in the Prospectus section captioned “SUMMARY” and in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”. The proceeds amounts utilized in the table presented below have been rounded to the nearest $1,000. The period of utilization is estimated at 16 months.

Offering completed in indicated amounts:
	10%		25%		50%		100%
Amount of gross proceeds received:
secured notes	$1,000,000	83.3%	$2,500,000	83.3%	$7,500,000	83.3%	$10,000,000	83.3%
common stock	200,000	16.7	500,000	16.7	1,500,000	16.7	2,000,000	16.7

	$1,200,000	100.0%	$3,000,000	100.0%	$9,000,000	100.0%	$12,000,000	100.0%

Proceeds utilization:		Percent of Utilization		Percent of Utilization		Percent of Utilization		Percent of Utilization
Proceeds Utilization:
Loan origination and loan funding	$1,019,250	84.9%	$2,548,270	84.9%	$7,870,003	87.4%	$10,541,754	87.8%
Administrative and Operating Expenses(1)
• Officer and Employee Compensation	49,800	4.2	173,730	5.8	416,997	4.6	524,496	4.4
• Other(2)	50,950	4.2	78,000	2.6	113,000	1.3	133,750	1.1
Average cost of funds(1)(2)	80,000	6.7	200,000	6.7	600,000	6.7	800,000	6.7

	$1,200,000	100.0%	$3,000,000	100.0%	$9,000,000	100.0%	$12,000,000	100.0%

(1)
As indicated in “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”, if we realize the proceeds amounts indicated in the table above, we project that we will realize revenues as a result of our lending business and taking into account the amount of proceeds received as reflected in the table of $196,650 at the 10% proceeds receipt amount, $491,625 at the 25% proceeds receipt amount, $1,474,875 at the 50% proceeds receipt amount and $1,966,500 at the 100% proceeds receipt amount. Such revenues, if realized, are sufficient to provide for the indicated general and administrative expenses and average cost of funds, thereby increasing the proceeds available to us for lending. Such revenue is projected to be earned over an approximate 12 month period.

(2)
The primary expense items included in this category are rent, telephone, legal and accounting services and custodial fees payable under the Custody Agreement pursuant to which the secured notes will be issued.

While we are not required to do so, we may utilize a portion of the offering proceeds received to establish loan loss reserves in an appropriate amount and which reflects our loan loss experience as adjusted for the principal amount of our loan portfolio, as such exists from time to time. If we determine to establish such loan loss reserves, we estimate that such reserves will be established in the amounts indicated taking into account the offering proceeds percentages reflected in the above table:

	10%		25%		50%		100%
	Proceeds Realization	Percent of Gross Proceeds	Proceeds Realization	Percent of Gross Proceeds	Proceeds Realization	Percent of Gross Proceeds	Proceeds Realization	Percent of Gross Proceeds
Estimated Loss Reserves to be Established	$12,000	1%	$12,000.04%		$180,000	2%	$240,000	2%

The net proceeds from the sale of our common stock and the secured notes even if in the maximum $12,000,160 amount may not be sufficient over time to sustain our lending activities. We may be required to seek additional capital, in which event we will utilize our bank and private lines of credit (to the extent that such lines are not fully utilized), may seek other sources of capital (including additional credit arrangements with private credit providers and the private placement and sale of our equity and/or debt securities). We may also offer additional debt securities to the public as is explained in the Prospectus section captioned “RISK FACTORS”.

BUSINESS

Introduction

Effective February 1, 2002, we are continuing the business of our predecessor limited liability company, R & J Warehouse Lending, LLC (the “limited liability company”). The limited liability company commenced its business operations in October 1999 and until January 31, 2002, engaged in an asset based lending business.

Such asset based lending business primarily involves loans of short duration, the principal and interest obligations of which were and are secured by first and second liens on residential real estate. Our lending business has been concentrated in the southwest Florida area.

In our lending activities we engage in interim lending transactions, transactions which we categorized as warehouse loans, and transactions whereby we purchase second mortgages. To a limited extent, the limited liability company engaged through a subsidiary entity known as Asset Management Ventures, LLC, in the purchase of non-performing, unsecured consumer debt. The limited liability company was a passive participant in this latter activity. The interest in Asset Management Ventures, LLC was sold during March 2002. In such transaction we received $25,000 in cash and a $40,000 promissory note secured by certain second mortgages.

Lending Activities

Primary Lending Activities—Interim Loans.    The primary lending activities in which we engage involve the origination of first lien mortgages, the proceeds of which are utilized to purchase and renovate 1 to 4 family residential dwellings with a view by the mortgagee—owner of the property to resell the property upon the completion of the renovation. This lending activity is substantially dependent upon our relationship with HomeVestors and the franchisees of HomeVestors. Through a franchise network, HomeVestors and its franchisees engage in the business of providing assistance to property purchasers who purchase residential properties requiring renovation and rehabilitation. We have and will fund loans the proceeds of which are used for such purposes. The property purchaser-owner usually acquires the property and immediately conducts the rehabilitation and renovation activity. These loans have been and will be of short term generally having a term to maturity of less than six months.

At March 31, 2002, we had $1,834,042 principal amount of such loans in our portfolio of loans constituting 65% of such portfolio. Such amount includes loans made as a result of HomeVestor franchise referrals.

Our relationship with HomeVestors and the HomeVestors franchisees is not based upon any written contract and is only a business relationship and arrangement which could be terminated by us or any HomeVestor franchisee at any time. Currently, HomeVestors has approximately 100 individual franchisees operating in several states. At March 31, 2002, $1,019,042 principal amount of loans contained in our portfolio resulted from referrals made by HomeVestor franchisees and constituted 36% of the entire principal amount of our loan portfolio on such date. We expect our relationship with HomeVestors and its franchisees to continue and the possibility exists that HomeVestor franchisees may assist us in originating 80% to 90% of our loans in the near future time. We intend to diversify our referral base, however, and our present policy is to not rely on any single source of loan referrals for 50% or more of loans originated. There are no related party relationships between our officers and directors or any of the officers or directors of HomeVestors. Such is also the case with respect to any HomeVestor franchisee.

In such primary lending activity, we have and will engage in an active loan underwriting process and will not make a loan until a satisfactory review of the borrowers’ financial history and credit capacity have been completed. Also, we must be able to obtain a first lien position with respect to the real estate collateral securing the loan and generally we will not loan an amount in excess of 70% of the projected value of the collateral property as such is anticipated to exist at the conclusion of the rehabilitation and renovation process. In determining such values, we rely on appraisals, tax roll information, actual inspection of the collateral property, comparable property information or any combination of such information sources. We also require that the loans be consummated, either by a title company, an attorney or other financial institution, utilizing appropriate and required closing procedures. In making such loans we also verify that sufficient casualty insurance is in place and that we are named as the primary insured. We also obtain title insurance with respect to the collateral property. The cost attendant to such processes are passed through to the borrower.

Interest rates on these types of loans generally range between 14% and 16% per annum and involve a disbursement charge or 1 or 2 points (charged against the amount loaned) at the time of loan closing.

While the loan amount will generally not exceed 70% of the anticipated value of the collateral property upon completion of the rehabilitation and renovation process, the loan amount may constitute 100% of the initial acquisition price of the collateral property.

Warehouse Loans.    Residential home sale-purchase transactions are usually financed by conventional real estate mortgages obtained from banks and other mortgage lenders.

In some instances, however, innovative financing methods are utilized and we assist in such financing procedures. In some property sale-purchase transactions, the property seller will obtain from the purchaser a seller-held purchase money mortgage representing some or all of the property purchase price. Also, in a residential property sale-purchase transaction, a procedure commonly described as a “contract for deed” will be utilized. In the contract for deed procedure, the property seller will not convey legal title to the property but will enter into a contract with the property purchaser which provides that upon full payment of the property purchase price by the purchaser, the seller will convey good title to the property being purchased by warranty deed. Under the contract for deed transaction, the property purchaser has an equitable interest in the legal title to the subject property. In both the seller-held purchase money mortgage and contract for deed transactions, the property seller is extending credit to the property purchaser. In some instances, these procedures are of short duration and contemplate that the property purchaser will obtain mortgage financing from traditional sources thereby paying off the seller-held purchase money mortgage or the obligation represented by the contract for deed.

In some instances, the seller-held purchase money mortgage functions as a second mortgage which is junior and inferior to the first lien represented by the conventional mortgage obtained by the property purchaser.

In our lending activities, we act as a source of liquid funds to the property seller who is holding a purchase money mortgage or has sold a residential property pursuant to a contract for deed transaction and we will make loans secured by collateral constituted by the seller-held purchase money mortgage or the contract for deed generally at an annual interest rate of 14% and a loan term not to exceed 12 months. We will also charge two points to the property seller on the loan amount. We utilize the term “warehouse loans” to describe this type of lending and in making warehouse loans, we engage in similar underwriting activities to those described under Primary Lending Activities—Interim Loans above. Seller-held purchase money mortgages and contracts for deed are sometimes used in order to facilitate a property sale-purchase transaction where the purchaser is unable at the time of the purchase of the property to obtain conventional mortgage financing from usual sources but is anticipated to be able to accomplish conventional mortgage financing during the 12 month term of the seller-held purchase money mortgage or the contract for deed.

At March 31, 2002 our portfolio of loans contained $535,647 principal amount of loans of this type constituting 19% of such portfolio.

Second Mortgage Purchases.    The third principal element of our past and present lending activity involves our purchase of second mortgages from loan originators. Such second mortgages have usually been created in connection with a residential property home sale, and typically involve a residential property acquisition transaction whereby the cash down payment equals 3% to 5% of the purchase price with the property seller holding a second mortgage, the principal amount of which may constitute as much as 10% of the property purchase price, depending on the first mortgage utilized in the transaction. These second mortgages are subordinate in right of payment to the first mortgage utilized in the acquisition transaction and constitute a second lien on the collateral residential property.

We will purchase these second mortgage loans at a substantial discount averaging 40% of the second mortgage principal amount. The second mortgage seller is also required to effect the repurchase of such second mortgage in the event of default by the obligor, usually within 120 days of our acquisition of the second mortgage loan. In such purchase transactions, the loan (first and second mortgages) to value ratios may equal or exceed 100% of the collateral property value.

At March 31, 2002, $461,727 principal amount of loans of this type were contained in our portfolio constituting 16% of our portfolio loans.

Miscellaneous Lending Activities.    We will also participate in the origination, purchase or partial purchase of commercial real estate loans. While this activity has been limited, we anticipate expanding our lending activities into the commercial property area. This activity involves the same loan criteria and loan closing procedures as described under “Primary Lending Activity—Interim Loans” above with the additional criteria that the collateral commercial property must be located in the State of Florida. Our loan to value ratios in these transactions have been and are anticipated to be 70% and our maximum loan amount has been and will be $250,000.

At March 31, 2002, our loan portfolio did not contain any commercial loans.

From time to time we will also originate a residential first mortgage loan transaction in which we will utilize the same underwriting processes and criteria described above in “Primary Lending Activities—Interim Loans”.

The only loans which are amortizing (scheduled payments of principal and interest) are the second mortgage loans which we purchase. All loans which we originate are interest only with a single payment of principal at the conclusion of the loan. We do not view amortization of principal by scheduled periodic payments during a loan term as necessary because of the short term nature of such loans originated by us.

Loan Portfolio Composition and Characteristics at March 31, 2002

Methods Used to Measure Portfolio Performance.    Our loan portfolio from time to time may consist of numerous loans with varying interest and payment characteristics and terms. In evaluating the performance of our loan portfolio, we use methods which are generally utilized by the mortgage-backed securities industry. Such methods utilized most frequently are “weighted average coupon”, “weighted average maturity” and “weighted average portfolio yield.” “Weighted average coupon” is the weighted average of gross interest rate of the mortgages underlying a mortgage pool as of the pool issue date with the balance of each mortgage used as the weighing factor. The “weighted average maturity” of a pool of mortgages containing varying terms is the weighted average of the remaining terms to maturity of the mortgages underlying the collateral pool at the date of their issue using as the weighing factor the balance of each of the mortgages as of the issue date thereof. The “weighted average portfolio yield” is the weighted average of the yield of all mortgages contained in our portfolio and is similar to an internal rate of return used in real estate valuations. The weighted average portfolio yield takes into account timing of cash flows, as well as mortgage cost basis. We believe that this is significant to our lending business because of the heavily discounted costs of our second mortgage portfolio and the effect of such discount on the yield from such loans. The terms “weighted average coupon”, “weighted average maturity” and “weighted average portfolio yield” are sometimes referred to as WAC, WAY and WAM, respectively.

At March 31, 2002, the aggregate principal balance of our loan portfolio was $2,831,416. Of such aggregate principal balance, $2,369,689 had terms to maturity of 12 months or less, $170,996 of principal balance had terms to maturity varying from 12 to 60 months and $290,731 of such aggregate principal amounts represented loans having terms to maturity of 60 months or more. The cost basis of our loan portfolio at March 31, 2002 was $2,632,840.

The loans which we described under the foregoing section captioned Primary lending Activities—Interim Loans had at March 31, 2002 a WAM of two months. Loans categorized by us as Warehouse Loans had at March 31, 2002, a WAM of six months and loans classified by us as second mortgage purchases had a WAM of 177 months resulting in an overall portfolio WAM at March 31, 2002 of 31 months.

With respect to interest rates on our portfolio loans, the applicable WAC and WAY rates for our several categories of loans at March 31, 2002 are as follows:

	WAC at March 31, 2002	WAY at March 31, 2002
Loans constituting our primary lending activity—interim loans	15.59%	15.579%
Loans characterized as warehouse loans	13.874	13.874
Loans resulting from second mortgage purchases	10.589	27.009
Entire loan portfolio	14.406	16.126

Non-Performing Loans and Loan Losses.    At March 31, 2002, two loans of the type described under Primary Lending Activities—Interim Loans above were non-performing, representing a loan principal amount of $120,991 (4.27% of our total loan portfolio at March 31, 2002).

With respect to loans of the type described under Primary Lending Activities above, we have not experienced any losses during the period April 1, 2001 to March 31, 2002. With respect to these types of loans, we do not establish any loss provisions primarily because of the 65% average loan to value ratios which we follow in our underwriting processes with respect to these loans. Even if such loans default, we believe we will be able to recover the loan amount then outstanding and related costs (foreclosure, etc.) through the sale of the collateral property. This is also the case with loans categorized as warehouse loans.

With respect to loans categorized as second mortgage purchases as described above, we have established loss reserves of $14,567 at March 31, 2002. Since the commencement of our lending business (by our predecessor limited liability company) 23 loans of this type have defaulted, representing a defaulted principal amount of $146,716. Our cost basis with respect to such defaulted loans is $64,447. We have written off such cost basis amount. Approximately 80% of such defaulted loans were repurchased by the seller or were replaced with performing loans which had been originated by the seller under the loan purchase arrangements which exist between us and the sellers of such loans. Such purchase arrangements provide that the defaulted loan either be cured or repurchased by the loan seller or replaced with a performing loan in like principal amount typically within 120 days of loan purchase.

We purchase second mortgages at an average cost of $.40 per dollar of loan principal amount and expect approximately 20-25% of the loans purchased to default, based upon our experience with these types of loans and the credit profiles of the borrowers.

Such anticipated and actual defaults are offset somewhat by loan payoffs which occur, usually at the rate of one per calendar quarter. Such payoffs offset approximately 50% of the anticipated default amounts. With respect to the balance of such anticipated default amount, we generally fund for such anticipated defaults at the rate of $1,000 per month, creating what we believe to be an adequate reserve for projected loan losses. On a calendar quarter basis, we review our second mortgage loan portfolio to determine whether we should increase the amount of such reserves from the $1,000 amount.

Concentration of Loan Sourcing.    At March 31, 2002, our loan portfolio having an aggregate loan principal balance of $2,831,416 was characterized by the following concentration of borrowers or loans made by us as a result of referrals from HomeVestor franchisees.

	Number of Loans	Aggregate Loan Amount at March 31, 2002	Percentage of Total Loan Portfolio
Loans originated as a result of HomeVestor franchisee referrals	21	$1,019,042	36%
Tager Properties	10	644,500	23
Ist Home Florida of Pasco, Inc.	6	286,500	10
Sharp Properties	4	131,000	5

	41	$2,081,042	74%

Loan Collateral Value.    All of our loans contained in our loan portfolio at March 31, 2002 are secured by first or second liens encumbering collateral real estate properties. We value a collateral property based upon, where possible, current appraisals rendered by expert appraisers or, if such appraisals are not available, by various data reflecting the market value of the proposed collateral property. We will also use property tax roll information and conduct physical inspections of the proposed collateral property and, where possible, obtain comparable property sales information. We also use a combination of such information sources. The collateral values securing the several types of loans constituting our portfolio at March 31, 2002 is indicated below:

Collateral Value at Time of Loan Origination
Loans of the type described in Primary Lending Activities	$2,800,969
Warehouse loans	714,196
Loans described under Second Mortgage Purchases above	486,028

Total Collateral Value	$4,001,193

Marketing

Since we commenced our lending activities, the loan demand which we have experienced has exceeded our available source of funds. If we encounter meaningful success in the public offer and sale of our Common stock and our Secured Notes, we anticipate meeting such loan demand. Increased lending capacity, however, may require that we engage in marketing activities relating to our loan services. While we will continue to rely on our relationship with HomeVestors and the HomeVestor franchisees, we may also engage in activity involving the following:

•	Direct Contact. We may make direct contact with loan originators who may be a source of loans which we may wish to purchase in connection with the lending activities described above.

•
Advertising.    We may engage in limited advertising which will probably be concentrated in the southwest Florida area. In this activity we will use “announcement” type advertisements intended to make potential borrowers aware of our services and lending capability.

•
Development of Referral Sources.    We presently receive referrals of potential loan customers from banks, attorneys, accountants and other persons. In the future development of our lending business, we may attempt to enlarge such referral network by making potential sources of loan referral customers aware of our lending capability and the services that we offer.

•	Existing Borrower Base. We presently receive referrals of new potential borrowers from our existing borrowers. Also our borrowers may engage in more than one loan transaction with us over time.

Loan Portfolio Administration

As of March 31, 2002, our portfolio of loans contained 33 loans of the several types described above. In connection with our portfolio of loans, we are required to have the continuing capability of administering and monitoring the loans in the portfolio as to:

•	Current status of scheduled loan payments of principal and interest by the borrower;

•	Payoff status of each portfolio loan;

•	Status of loan collateral; and

•	Appropriate action as to loans contained in the portfolio which become in default initially or on an on-going basis.

We believe that we have an effective infrastructure in place permitting us to engage in such loan portfolio administration and presently have relationships with service providers such as attorneys who can assist us when necessary in such matters as loan closings, foreclosure, institution and conduct of judicial proceedings relating to loans and loan collateral and other matters that may arise as a result of the loans contained in our portfolio.

Regulation

We conduct our lending activities within a comprehensive regulatory framework.

The State of Florida has various statutes and regulations promulgated thereunder which relate to rates of interest which may be charged in various types of loan transactions. Such statutes are intended to protect the public by prohibiting usurious rates of interest. Additionally, Florida statutes and regulations promulgated thereunder prohibit certain practices when debt collection processes are necessary in order to attempt to collect the obligation represented by a defaulted loan.

From the standpoint of Federal law, we must comply with various statutes, including the Truth in Lending Act, the Fair Credit Reporting Act and the Real Estate Settlement Procedures Act.

The Truth in Lending Act is intended to assure that borrowers are fully informed as to the actual costs of a loan prior to or at the consummation of the loan transaction. Disclosed costs must relate to the actual effective loan interest rate, matters such as points charged with respect to the loan, the amount of loan closing costs to be paid by the borrower and similar matters.

The Fair Credit Reporting Act is intended to protect consumers from unfair credit reporting practices and also governs the conduct of credit reporting agencies. This statute permits access by consumers to credit information affecting or possibly affecting their credit status and provides procedures pursuant to which consumers may challenge any adverse information contained in a credit report dealing with such consumer’s credit worthiness. As a general policy, we do not engage in any credit reporting activities with respect to our borrowers.

The Real Estate Settlement Procedures Act is intended to eliminate excessive costs and fees incidental to real estate sales settlement practices and procedures and to require disclosure of any relationships and affiliations between providers of settlement services and sales persons to buyers and sellers of real estate properties. The Real Estate Settlement Procedures Act is administered by HUD, an agency of the Federal government. HUD has from time to time adopted rules and regulations which contain prohibitions relative to associations between various types of participants in the real estate settlement processes, including, without limitation, title insurance agents, real estate brokers and sales persons, providers of mortgage financing and other participants. HUD is vested with broad and expansive regulatory powers in order to initiate and conduct enforcement actions to preclude and prevent prohibited practice in the real estate and related industries.

In its efforts to preclude excessive costs in real estate transactions, HUD, in its administration of the Real Estate Settlement Procedures Act, prohibits the payment or receipt of any “fee, kickback or thing of value” or any other consideration under any oral or written agreement or understanding that title insurance business attendant to a real estate sale-purchase transaction consummation will be referred to any particular person. Also prohibited is the giving or accepting of any portion or percentage of any charge made or received for the rendering of real estate settlement services other than for services actually performed.

We routinely utilize title companies and law firms to represent us in connection with our loan closings. We believe that we have been and are in compliance with all applicable regulations affecting our lending business. We further believe that continued compliance with such regulations will not be difficult for us.

Mortgage lending activity such as conducted by us may be subject to regulation by an agency of Florida state government, the Department of Banking and Finance, pursuant to Chapter 494, Florida Statutes, as amended. Such statute may, under certain circumstances, require a person or business entity engaged in mortgage lending in Florida to obtain a license and to become subject to department regulations. Since the inception of our lending activities and to the current time, we have not held ourselves out to the public as a mortgage lender and have been advised that, as a result, we are exempt from the licensing requirements of the referenced chapter since we engage in the making of mortgages and the purchase of same for our own account and using our own funds. If we engage in significant advertising and/or hold ourselves our to the public as a mortgage lender, we have been advised that we will be required to obtain a mortgage from the Department of Banking and Finance as a mortgage lender. We do not intend to engage in activities requiring licensure during the near or intermediate future time.

Competition

While we believe that our lending business constitutes in many respects a “niche” activity (an area not being well served by other lenders), we have and will continue to encounter meaningful competition.

We may compete with traditional sources of mortgage loans, such as banks and other credit providing entities, as well as companies which have been organized and conduct a lending business the same or similar to ours. Also, borrowers seeking mortgage loans may make arrangements with private sources of credit and these sources may be considered as competition.

We believe that the basis of such competition is our ability to rapidly evaluate the loan application, the appropriateness for acquisition of any loan portfolios presented to us, the competitiveness of the loan and other terms which we may offer to our loan applicants and the efficiency with which we can bring a loan transaction or loan acquisition transaction to completion.

It is most likely that many of the sources of competition which we have and will continue to encounter have managerial and capital resources substantially in excess of those available to us, even if we complete this Common stock and Secured Note offering in its entirety.

We do not believe that there are any significant barriers with respect to the ease of entry to a lending business such as we conduct. The primary criteria to conduct a lending business the same or similar to that conducted by us is access to sufficient capital with which to fund loans and managerial capability vested with sufficient operational knowledge and experience with respect to a lending business.

MANAGEMENT

Our Directors and Officers

We conduct our business under the direction of our Board of Directors, which presently consists of two members, Ronald R. Shenkin and John Kurz. Messrs. Shenkin and Kurz also serve as our executive officers. Our executive officers carry out our day-to-day operations. The table presented below sets forth certain information concerning Messrs. Shenkin and Kurz.

Name/Age	Current Director Term Expires	Positions Held
Ronald R. Shenkin, age 55	May, 2003	Director, Chairman of the Board of Directors, President and Chief Executive Officer, Treasurer and Chief Financial Officer
John Kurz, age 45	May, 2003	Director, Executive Vice President and Secretary

There are no existing arrangements between any of the above-named directors or officers which have resulted or will result in the selection or election of any of the above-named persons to the position of director or as an officer. There are no arrangements or agreements existing between Messrs. Shenkin and Kurz with respect to the manner in which they will vote the shares of our common stock owned of record and beneficially by them. Messrs. Shenkin and Kurz each own 370,400 shares of our common stock. Messrs. Shenkin and Kurz will serve as the members of our Board of Directors until the next annual meeting of our shareholders which is expected to be convened in May 2003 or until such time as their successors are elected and qualified.

The principal occupations of Messrs. Shenkin and Kurz are as follows:

Ronald R. Shenkin resides in Nokomis, Florida. During the period of time that we operated as a limited liability company, Mr. Shenkin was a principal shareholder, director and officer of R & J One of Sarasota, Inc., a Florida corporation, which acted as the Managing Member of our predecessor limited liability company. Mr. Shenkin served in that capacity from the inception of the limited liability company, October 1999, to January 31, 2002, the time immediately preceding our reorganization as a Florida corporation. For more than the past five years, Mr. Shenkin, in addition to his service to our predecessor limited liability company and to us, has engaged in a financial consulting business under the assumed business name of Financial Solutions of Sarasota. Such areas of consulting conducted by Mr. Shenkin involve real estate financing, debt restructuring and loan arrangements. For more than five years Mr. Shenkin has also engaged in real estate development activities in the greater Sarasota, Florida area involving residential and commercial real estate.

John Kurz resides in Sarasota, Florida. During the period of time that we operated as a limited liability company, Mr. Kurz was a principal shareholder, director and officer of R & J One of Sarasota, Inc., a Florida corporation, which acted as the Managing Member of our predecessor limited liability company. Mr. Kurz served in that capacity from the inception of the limited liability company, October 1999, to January 31, 2002, the time immediately preceding our reorganization as a Florida corporation. During the period 1991 to 1998 Mr. Kurz engaged in a mortgage lending business as a licensed mortgage broker and was the principal of Florida Mortgage Investors, Inc. Mr. Kurz has been active in the residential and commercial mortgage business for the past approximate 20 years. He began his career in 1981 originating FNMA conventional mortgages for resale in the secondary market. Subsequently, during the period 1987 to 1990, he served as Vice President of First Florida Bank, N.A., Sarasota, Florida, specializing in commercial real estate mortgages. His duties with First Florida Bank, N.A. included credit and real estate analysis, portfolio management, collections, foreclosures and the management and disposition of property acquired as a result of bank foreclosure. His experience also includes the purchase and sale of mortgage loan pools and the origination of commercial mortgage loans to residential property renovators such as the franchisees of HomeVestors.

In July 1998, Mr. Kurz obtained a personal discharge in a Chapter 7 Federal bankruptcy procedure. Such discharge was obtained by Mr. Kurz on July 28, 1998 from the Federal Bankruptcy Court sitting in Tampa, Florida, Case No. 98-13043-8BF. A proceeding under Chapter 7 of the Federal Bankruptcy Act in effect marshals all of the non-exempt assets of the bankrupt for liquidation and application to the legitimate claims of the creditors of the bankrupt. Under Florida law, and as recognized under the Federal Bankruptcy Act, certain assets are exempt from such liquidation and application. Exempt assets include the bankrupt’s homestead.

We do not compensate Messrs. Shenkin or Kurz for serving as directors. We do pay officer compensation as explained below.

Executive Compensation

Commencing February 1, 2002, and consistent with our adoption of the corporate form, Mr. Shenkin will be paid for his services in the capacity as our President and Chief Executive Officer an annual salary of $33,300 which may increase to a maximum annual salary of $106,000 over the course of our next three fiscal years depending upon the profitability of the Company’s operations and the proceeds realized from this offering of our

Common stock and Secured Notes. Mr. Shenkin is also entitled to such benefits as we may provide, including health insurance and travel expense reimbursement.

Effective February 1, 2002, we will compensate Mr. Kurz on the basis of an annual salary of $66,600, also possibly increasing over the course of our next three fiscal years to a maximum amount of $211,000. Mr. Kurz is also entitled to receive various benefits, including health insurance and travel expense reimbursement.

Messrs. Shenkin and Kurz may also be entitled to bonus compensation from time to time, depending upon our financial circumstances and their respective performances in their positions.

Messrs. Shenkin and Kurz are not employed by us pursuant to any employment agreements but we will utilize written employment agreements in the future time.

During the fiscal years of our predecessor limited liability company ended December 31, 2001 and 2000, we paid various items of compensation to Messrs. Shenkin and Kurz as indicated in the tables presented below:

Summary Compensation Tables

Table 1—Year Ended December 31, 2001

					Long Term Compensation(2)
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)	Securities Underlying Options/ SARs(#)	LTIP Payouts($)	All Other Compensation($)
Ronald R. Shenkin, Director and Officer of Corporate Managing Member	2001			$38,607
John Kurz, Director and Officer of Corporate Managing Member	2001			54,220

(1)	The compensation received by Messrs. Shenkin and Kurz and paid by our predecessor limited liability company for the fiscal year ended December 31, 2001 was comprised of the following items:

Nature of Compensation	Ronald R. Shenkin	John Kurz
Origination Fees	$15,616	$31,230
Yield Spread Premiums	8,037	8,037
Accrued Year Spread Premiums	1,032	1,032
Profit Distributions from Predecessor Limited Liability Company	13,922	13,921

TOTAL:	$38,607	$54,220

(2)
For the fiscal year of our predecessor limited liability company ended December 31, 2001, no items of long term compensation such as those identified in columns (f), (g) and (h) of the table were paid or accrued to Messrs. Shenkin and Kurz.

Table 2—Year Ended December 31, 2000

					Long Term Compensation(2)
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)	Securities Underlying Options/ SARs(#)	LTIP Payouts($)	All Other Compensation($)
Ronald R. Shenkin, Director and Officer of Corporate Managing Member	2000				$13,233
John Kurz, Director and Officer of Corporate Managing Member	2000				20,019

(1)	The compensation received by Messrs. Shenkin and Kurz and paid by our predecessor limited liability company for the fiscal year ended December 31, 2000 was comprised of the following items:

Nature of Compensation	Ronald R. Shenkin	John Kurz
Origination Fees	$6,787	$13,573
Yield Spread Premiums	4,300	4,299
Accrued Year Spread Premiums	—	—
Profit Distributions from Predecessor Limited Liability Company	2,146	2,147

TOTAL:	$13,233	$20,019

(2)
For the fiscal year of our predecessor limited liability company ended December 31, 2000, no items of long term compensation such as those identified in columns (f), (g) and (h) of the table were paid or accrued to Messrs. Shenkin and Kurz.

Indemnification of Officers and Directors

The provisions of our Articles of Incorporation, as amended to date, and our Bylaws, permit us to indemnify our officers and directors and former officers and directors to the full extent permitted by law, provided that such director or officer seeking indemnification acted in good faith and in a manner which he or she reasonably believe to be in and not opposed to our best interests or with respect to any criminal act or proceeding, had reasonable cause to believe that his or her conduct was not unlawful.

Insofar as indemnification for liabilities arising under the Federal securities laws may be permitted to our directors, officers and persons controlling us pursuant to the indemnification provisions of Florida law, our Articles of Incorporation and Bylaws, we have been advised that it is the opinion of the SEC that such indemnification is contrary to public policy as expressed in the Federal securities laws, and, therefore, is unenforceable.

Transactions with Affiliates

We have been organized and exist pursuant to the provisions of the Florida Business Corporation Act which contains provisions which require the undertaking and carrying out of certain vote procedures with respect to proposed transactions with persons or entities defined as affiliates of a corporation organized under that statute. Messrs. Shenkin and Kurz are affiliates as a result of their service as our directors and officers and by reason of their holdings of our Common stock. The Florida statutes permit a corporation formed thereunder to be subject to such affiliate transaction provisions or not to be subject to such provisions. Our Articles of Incorporation, as amended to date, do not provide for statutory procedures which will be applicable to any “affiliate transaction”. Accordingly, extraordinary vote procedures relating to affiliate transactions will not be required if such are presented to us for consideration.

Also, the Florida Business Corporation Act permits corporations formed thereunder to adopt “super vote” procedures and requirements with respect to “control transactions”. Our Articles of Incorporation, as amended to date, do incorporate these provisions.

We are a “small business issuer” as defined by Regulation SB of the SEC. Item 404 of Regulation SB requires that we disclose certain transactions which involved us and any person deemed an affiliate of us. With respect to our predecessor limited liability company and for the years ended December 31, 2001 and 2000, we did not engage in any transactions with affiliates as described and provided for in Item 404 of Regulation SB. Such is also the case since February 1, 2002, the time that we converted to the corporate form of operation.

We are totally dependent upon the continued availability of the services of Messrs. Shenkin and Kurz in the conduct of our lending business. If the services of either Mr. Shenkin or Mr. Kurz were to become unavailable to us by reason of death, disability or some other reason, our ability to conduct our lending business on the scale then conducted could be materially threatened.

SHAREHOLDINGS

At the present time, we have outstanding 740,800 shares of our Common stock. Such Common stock is owned of record and beneficially, 50% by Ronald R. Shenkin and 50% by John Kurz, who serve as the members of our Board of Directors and as our executive officers. Accordingly, voting control is vested in Messrs. Shenkin and Kurz and they can elect all of the members of our Board of Directors and effect, by shareholder vote, other action which may relate to our business and affairs. Mr. Shenkin also owns of record and beneficially 22,592 shares of our first series preferred stock. The first series preferred stock is equal in voting rights to our common stock.

Also we have outstanding 740,800 shares of our second series preferred stock which are held by the former equity members of our predecessor limited liability company. Such second series preferred stock is also equal in voting rights to our outstanding common stock. Accordingly, as of the date of this Prospectus, there are outstanding 1,504,192 shares of our voting equity securities constituted by our common stock and our first and second series preferred stock.

The table presented below reflects the record and beneficial ownership of our common stock and our outstanding first and second series preferred stock as of the date of this Prospectus and upon the sale of all 370,400 shares of common stock that we are offering to the public:

	Shares of Common Stock Owned of Record and Beneficially
	As of the Date of this Prospectus(1)		Upon the Sale of all 370,400 Shares Shares to the Public(1)
	Number of Shares/	Percentage	Number of Shares/	Percentage
Ronald R. Shenkin 2109 Calusa Lakes Boulevard Nokomis, Florida 34275	392,992	26.13%	392,992	20.96%
John Kurz 2822 Safe Harbor Circle Sarasota, Florida 34231	370,400	24.62	370,400	19.76

	As of the Date of this Prospectus(1)		Upon the Sale of all 370,400 Shares Shares to the Public(1)
	Number of Shares/	Percentage	Number of Shares/	Percentage
Seven Holders of Second Series Preferred Stock	740,800	49.25	740,800	39.52
Purchasers of Common Stock in this public offering	0	0.00	370,400	19.76

	1,504,192	100.00%	1,874,592	100.00%

(1)	Mr. Shenkin owns of record and beneficially 370,400 shares of our common stock and 22,592 shares of our first series preferred stock.

DESCRIPTION OF OUR SECURITIES

Preferred Stock

Our Articles of Incorporation authorize us to issue a maximum of 50,000,000 shares of capital stock. Such Articles of Incorporation allocate such 50,000,000 shares into two classes. Forty million (40,000,000) shares of such 50,000,000 shares shall be Common stock having a par value of $.01 per share and 10,000,000 of such 50,000,000 shares have been designated as preferred stock which may be issuable in series. Such preferred stock also has a par value of $.01 per share.

Preferred stock may be issued solely by action of our Board of Directors and shareholder approval is not required for any such issuance. The preferred stock may be issued in various series, each such series having such rights as to dividends, conversion into other securities of the Company, liquidation preferences, voting rights and similar matters as determined by the Board of Directors, but all of the shares within a particular series must have the same characteristics. With the exception of our first series preferred stock, our Board of Directors has no present plans to authorize and issue any additional series of our preferred stock.

First Series Preferred Stock.    Contemporaneous to our formation, Mr. Shenkin was issued 22,592 shares of our first series preferred stock in exchange for his cancellation of $30,000 principal amount of debt owing by us to him. Such first series preferred stock is equal in all respects to our outstanding common stock but has been afforded a liquidation preference. Such liquidation preference requires that prior to any distribution being made with respect to our outstanding common stock, Mr. Shenkin must receive liquidation distributions equal to $1 per share of first series preferred stock then owned of record and beneficially by him. The first series preferred stock is not convertible into our Common stock or any other securities which we have the authority to issue.

Second Series Preferred Stock.    Also contemporaneous to our formation we continued the use of the member contributions previously made by our equity members in our predecessor limited liability company which were in the amount of $500,000. The seven holders of such member equity interest have received in exchange therefore 740,800 shares of our second series preferred stock. Our second series preferred stock is convertible into shares of our common stock on a share for share basis during the ten year period commencing February 1, 2002. The shares of our second series preferred stock are also equal in voting rights to our common stock, each share of second series preferred stock entitled to one vote per share. Each share of our outstanding second series preferred stock is also entitled to a cumulative dividend preference which requires that for each of our fiscal years beginning with our fiscal year ending December 31, 2002 that we pay an annual cash dividend amount of $.08 per share of outstanding second series preferred stock or an aggregate annual amount of $60,000. We may also make one or more special distributions to the holders of our second series preferred stock as explained in the Prospectus section captioned “CERTAIN MATTERS RELATING TO OUR COMMON STOCK”. Such cumulative dividend preference extinguishes at the time that shares of our second series preferred stock are converted into our common stock. The holders of our outstanding second series preferred stock are also entitled to participate in cash dividends declared and payable with respect to our outstanding common stock, first series preferred stock and second series preferred stock as was explained in the Prospectus section captioned “CERTAIN MATTERS RELATING TO OUR COMMON STOCK—Dividend Policy,” page 15.

In the event that 50% or more of the shares of outstanding second series preferred stock is converted into our common stock and upon receipt by us of the written request of such holders of our common stock issued upon such conversion, we are obligated to file a Registration Statement with respect to such shares of our common stock with the SEC. The purpose of such filing is to permit the holders of such shares issued upon conversion to sell any or all of their shares of our common stock in any existing market.

Common Stock

Each share of our common stock outstanding and to be outstanding upon the conversion of our second series preferred stock and the sale of shares to the public is entitled to one vote per share in all matters submitted to our shareholders for voting, including the election of members of our Board of Directors. We do not allow cumulative voting in the election of our directors. When cumulative voting is allowed, each holder of shares of common stock of a corporate entity is allowed to multiply the number of shares held by the holder times the number of director candidates and to cast the resulting number of votes among one or more of such candidates.

Each share of common stock which is outstanding is entitled to participate equally in any cash or stock dividends which we may declare and pay. For information concerning our current dividend policy, see the Prospectus section captioned “CERTAIN MATTERS RELATING TO OUR COMMON STOCK—Dividend Policy” on page 15.

In the event of our liquidation, dissolution or winding up, each holder of our common stock is entitled to receive ratably his or her share of the assets remaining after the payment of all of our debts and attending to any preferences which may be attributable to any outstanding series of preferred stock.

Holders of our common stock are not entitled to pre-emptive rights and such shares are not convertible into any other securities which we may issue from time to time.

The shares of our common stock held by Messrs. Shenkin and Kurz and which will be issued upon conversion of our second series preferred stock constitute Restricted Securities. This means that such shares will be required to be held for a period of at least one year from the time of the payment of the full purchase price thereof. The holding period with respect to the shares of common stock held by Messrs. Shenkin and Kurz commenced in February 2002. The purchase price to be paid upon conversion of our second series preferred stock will be deemed paid at the time that such second series preferred stock is converted if, in fact, any such second series preferred stock is converted.

Messrs. Shenkin and Kurz may be deemed control persons under Federal securities laws. As a result, additional restrictions may exist with respect to their ability to sell the shares of common stock which they own.

Intended Listing of Common Stock.    If we sell a sufficient number of shares of our common stock in this offering, we intend to take the necessary steps in order to permit our common stock to be traded in an after market utilizing the facilities of the NASDAQ OTC Bulletin Board. In order to qualify for NASDAQ OTC Bulletin Board, we must become a fully reporting company under the Securities Exchange Act of 1934, as amended, which we intend to do. Other than having our common stock quoted in the pink sheets, the NASDAQ OTC Bulletin Board market facility is the smallest of the nation’s securities exchanges, including those provided by NASDAQ. Accordingly, even though we may be successful in permitting our common stock to be publicly traded pursuant to the NASDAQ OTC Bulletin Board, it should be recognized that this market is often characterized by minimal trading activity and what could be described as a “thin market.” Moreover, we cannot assure that even though we are successful in permitting our common stock to be traded on the NASDAQ OTC Bulletin Board that there will exist any continuing after market for our common stock.

Also, if our common stock is publicly traded and the bid price thereof falls below $5 per share, our common stock could be classified as a “penny stock.” If such occurs and if we do not meet certain net tangible asset requirements, the penny stock rules of the SEC will require that securities broker-dealers who make a market in our common stock or who effect transactions in our common stock follow certain disclosure and customer record retention rules unless the customer is an “accredited investor” as such term is defined by the SEC.

The Secured Notes

The secured notes which we are offering by means of this Prospectus have been designated by our Board of Directors as our Secured Promissory Notes—First Series in authorized maximum principal amount of $10,000,000. We are offering such secured notes to the public in the following maturities and initial interest rates:

Note Maturities Available	Interest Rates Available
18 months	5.25%
36 months	6.25
60 months	7.00

We have not allocated the $10,000,000 maximum principal amount of secured notes among the several secured note maturities identified above but we reserve the right to limit the aggregate principal amount in any of the secured note maturities in order to create an appropriate balance between such secured note maturities and the anticipated performance of our portfolio of loans and to avoid undue concentration in any one secured note maturity.

As indicated earlier in this Prospectus, the interest rates available on the several maturities are intended to be 2% above those interest rates available from certificates of deposit or insured deposit accounts issued by banks operating on the southwest coast of Florida. Such bank rates are subject to change and we accordingly reserve the right to adjust the interest rates indicated above upward or downward in order to reflect changes in such bank rates during the course of the secured note offering. When this happens, we will provide a supplement to this Prospectus indicating what rates are then available on the several maturities of the secured notes. Secured note interest rate modification will occur only on a prospective basis. We have established a minimum secured note subscription requirement of $10,000. In order to facilitate the secured note offering, we reserve the right to waive the minimum secured note subscription requirement and to establish a maximum secured note subscription amount.

Interest on our secured notes will be calculated from the date of subscription acceptance by us and will be based on a 365 day year. Secured note investors may elect to have the principal and interest of their secured notes paid in one of two ways as summarized below:

•	Secured note interest payable monthly, quarterly or annually with principal being paid at secured note maturity;

•	Secured note interest and principal payable in one payment made at secured note maturity.

Our secured notes will be issued pursuant to a Custody Agreement described below.

Our secured notes may be prepaid by us upon the request and/or consent of a secured note holder and depending upon whether we have available funds. We may also prepay all or part of our outstanding secured notes in the event that the face amount of our loans contained in our entire loan portfolio constitutes less than 75% of the aggregate amount of our portfolio loans and our cash equivalents. Cash or cash equivalents means our unrestricted cash held by us from time to time, insured deposit accounts or debt securities issued by the United States or any agency thereof which are convertible into cash within a 30 consecutive day period.

We have registered the secured notes under the Federal securities laws with the SEC and in Florida. Accordingly, purchasers of our secured notes will be able to resell same without restriction, at least within the State of Florida, subject to the ability to find a willing, qualified buyer.

SUMMARY OF THE CUSTODY AGREEMENT

The secured notes are being issued pursuant to the provisions of a Custody Agreement which we have entered into with Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A. will act as the Custodian under the Custody Agreement. The principal features of the Custody Agreement are as follows:

•
We are required to deliver all loan documents relating to loans constituting our portfolio of loans to the Custodian within five business days of loan consummation or with respect to existing loans, within five business days of the effective date of the Custody Agreement (April 1, 2002) or the date of this Prospectus, whichever is later. The Custodian will hold such loan documents and will only release same in the event that the subject loan is paid off or otherwise satisfied.

•
The Custody Agreement creates a lien on the loans represented by the loan documents delivered by us to the Custodian and such lien will be perfected by a filing to be made by the Custodian in its representative capacity for all secured note holders under the Uniform Commercial Code as such has been enacted in Florida.

•
The Custodian is obligated to receive certain reports and certificates from us to assure that we are in compliance with the terms of the Custody Agreement and the terms of issuance of the secured notes.

•
We are required to maintain a ratio between the face amount of the loans contained in our portfolio of loans from time to time, together with our cash and cash equivalents, which is equal at all times to 100% of the outstanding principal amount of our secured notes. We are required to provide quarterly certificates relative to the maintenance of such ratio to the Custodian. Cash equivalents are defined in the Custody Agreement and explained above.

•	If at any time such ratio falls below 100%, we are to deposit with the Custodian additional loan documents representing a face amount of loans sufficient to restore such ratio to 100%.

•	We are in default under the Custody Agreement and the terms of issuance of the secured notes when:

•	We default in the payment of interest on any secured note at the applicable rate when such interest is due and such default continues for a period of 30 continuous days.

•	We default in the payment of the principal of any of our secured notes when such principal is due and payable and such default continues for a period of 30 continuous days.

•
We become subject to any voluntary or involuntary proceeding under the Federal Bankruptcy Act or any state statute which relates to credit relief and/or our liquidation and we are unable to cause such proceeding to be dismissed for a period of 60 or more days.

•
We fail to perform any of the covenants set forth in the Custody Agreement and such failure continues for a period of ten consecutive days. These covenants relate to a failure on our part to deposit loan documents with the Custodian, our failure to maintain on a continuous basis our corporate existence, our failure to deliver any certificate when required to be delivered relating to the ratios described above and our failure to provide to the Custodian copies of reports which we file with the SEC.

•
If we default and do not timely cure such default, the Custodian or any secured note holder or group of secured note holders may, but are not required to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal or interest of the secured notes and enforce the performance by us of any provisions relating to the secured notes or the Custody Agreement. Jurisdiction and venue for such action lies in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida. Such action may include action undertaken to accomplish the liquidation and utilization of the loans contained in our portfolio and which are the subject of the lien earlier described. The Custodian may, as its sole pursuit of any remedy relating to a continuing event of default, file an interpleader action naming us and the secured note holders as parties and in connection with such action, deliver the note documents to the possession of the Court.

•
In all instances, action taken by the Custodian in the event of continuing default by us will be taken for the benefit of all of the holders of the secured notes then outstanding and any money realized by the Custodian in connection with remedial action taken by it will be utilized first to pay to the Custodian all amounts due it by reason of costs advanced by it in taking such remedial action, as well as unpaid compensation due to the Custodian. We are obligated to pay all compensation due to the Custodian under the Custody Agreement. Thereafter, monies remaining will be paid to the secured note holders until such time as the entire principal and interest obligation of the secured notes then unpaid is paid. If available monies are insufficient to pay off the entire obligation then represented by the outstanding secured notes, such monies shall be applied ratably to the holders of the secured notes. Any monies then remaining will be delivered to us.

The terms of the Custody Agreement do not preclude a secured note holder initiating action on his or her behalf in the event that we commit default and such default is continuing. Individual action initiated by a secured note holder in the event of default, however, most have to be initiated in the Circuit Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida. Any such legal proceedings initiated will most likely result in out-of-pocket expenses to the secured note holder in the form of legal fees and court costs. Also, it is possible that the court in any legal proceedings that a secured note holder may initiate will impose circumstances similar to a “constructive trust” with respect to such legal action which would mean that all holders of secured notes which are then in default and which holders are similarly situated to the holder initiating such action will be deemed by the court to be participants in the legal action that is individually initiated, thereby converting the initiated legal action into a class, group or representative action.

A copy of the Custody Agreement has been filed with the SEC in Washington, D.C. as an Exhibit to the Registration Statement of which this Prospectus is a part. Upon request to us, any interested investor may receive a copy of the Custody Agreement.

You should be aware that the Custody Agreement is not a trust indenture qualified under the Trust Indenture Act of 1939. A qualified trust indenture is often required for public offerings of debt securities in principal amounts of more than $10 million. A non-qualified trust indenture may also be required in public offerings of debt securities in principal amounts less than $10 million. The terms “qualified” and “non-qualified” relate to mandatory provisions of a trust indenture instrument and the requirement of independence of the indenture trustee in relation to the company offering the debt securities. The presence of a qualified trust indenture and independent indenture trustee is generally intended to provide for the collective representation of the debt security investors through the monitoring activities of the indenture trustee as to:

•	The authentication and issuance of the debt securities;

•	The monitoring of events of default and the taking of remedial action by the trustee for the collective benefit of the investors;

•	The maintenance of collateral which may secure the debt security obligations; and

•	Other matters relating to the terms of the debt security issuance intended to protect investors initially and on a continuous basis.

If you become a holder of our secured notes, you will not have the protective aspects of a trust indenture and an independent indenture trustee and may be required to act individually on your own behalf if we fail to make a required principal or interest payment on your secured note.

PLAN OF DISTRIBUTION

Solely by means of this Prospectus, we are offering our common stock and secured notes having the maturities and interest rates indicated to the public in Florida without the services of any underwriter or selling agent. The terms of the common stock and secured note offering provide that we may receive selling assistance from an underwriter or selling agent as described below.

The common stock and secured note offering will be administered by our Executive Vice President, John Kurz. The manner in which we are conducting the common stock and secured note offering in Florida causes us to be classified as an “issuer-dealer” pursuant to the provisions of the Florida Securities and Investor Protection Act (“FIPA”) and the rules and regulations that have been promulgated thereunder. FIPA is administered by the Division of Securities and Investor Protection, Office of the Comptroller, Department of Banking and Finance, State of Florida (which we will refer to in this Prospectus section as the “Division”). FIPA and rules and regulations thereunder, as administered by the Division, require that we register as an issuer-dealer pursuant to such statute, rule and regulatory provisions and that we provide certain information concerning our company and Mr. Kurz. Failure on our part to accomplish registration as an “issuer-dealer” under FIPA will preclude our ability to offer our common stock and secured notes in Florida unless we obtain the services of one or more underwriters. Prior to the date of this Prospectus (                ), we have completed such issuer-dealer registration process.

In connection with such qualification, we have received or will receive prior to the commencement of the public offering of our common stock and secured notes made by this Prospectus, a permit issued by the Division permitting us to function as an issuer-dealer with respect to the public offer and sale of our common stock and secured notes in Florida. Such permit is valid for the period of one year from the date of issuance and to the extent that we are required, we will renew the permit with the Division one or more times. Registration as an issuer-dealer requires that we file forms and informational documents that are essentially equivalent to those required for the registration of a professional securities broker-dealer, including biographical or background information concerning Mr. Kurz, financial information and identification procedures such as finger printing. FIPA and the Division rules and regulations require that we demonstrate a “net capital” of at least $25,000. The term “net capital” generally means the value of our assets less the amount of our liabilities. Our unaudited balance sheet reflecting our financial condition at March 31, 2002 indicates that we had a stockholders’ equity or “net capital” of $534,815.

In the issuer-dealer registration process, we have designated Mr. Kurz as the supervisory principal for the common stock and secured note offering activity.

OUR REGISTRATION AS AN ISSUER-DEALER UNDER FIPA AND THE RULES AND REGULATIONS THEREUNDER DOES NOT IN ANY WAY INDICATE THAT THE COMMON STOCK AND SECURED NOTES BEING PUBLICLY OFFERED BY THIS PROSPECTUS HAVE BEEN APPROVED OR DISAPPROVED BY THE DIVISION OR THAT THE DIVISION HAS CONSIDERED THE ACCURACY OR COMPLETENESS OF THE INFORMATION AND STATEMENTS CONTAINED IN THIS PROSPECTUS.

Acting as our own issuer-dealer with respect to the public offer and sale of our common stock and secured notes could subject us to the requirement that we register as a securities broker-dealer under the Securities Exchange Act of 1934, as amended, which is a Federal statute requiring registration of securities broker-dealers and the regulation of such securities broker-dealers.

We will not register as a securities broker-dealer under such statute relying upon SEC Rule 3a-4. In summary, SEC Rule 3a-4 permits an associated person of an issuer, such as Mr. Kurz, to be deemed not a broker solely by reason of his participation in the sale of securities of an issuer if the associated person meets certain qualifications, which are set forth in the Rule. We believe that functioning as our own issuer-dealer and Mr. Kurz’s activities in connection with such activity meet all of the requirements and qualifications of SEC Rule 3a-4.

The terms of issuance dealing with our common stock and secured notes permit us to receive sales assistance with respect to our common stock and secured note offering from securities broker-dealers who are members in good standing of the National Association of Securities Dealers, Inc. (known as the NASD) and who are duly licensed as such in Florida or in any other state where this common stock and secured note offering may be publicly made.

We have been advised that in order to receive such assistance, we will have to file with the NASD (with a required fee) information concerning the manner and amount pursuant to which we will compensate any assisting securities broker-dealers. The purpose of such submission is to permit the NASD to review the “fairness” of such intended compensation arrangements between us and any assisting securities broker-dealer. If we enter into arrangements to receive such assistance from a securities broker-dealer, we will also be required to file a post-effective amendment to the registration statement which relates to our common stock and secured notes. This Prospectus is a part of such registration statement. As of the date of this Prospectus, we have not had any conversations with any securities broker-dealer and have not identified any securities broker-dealer which we might approach with a view to obtaining sales assistance. We do not expect to receive any significant assistance in the sale of our common stock and secured notes from securities broker-dealers.

If, however, we do receive such assistance from one or more securities broker-dealers, the contractual arrangements which may come into being between us and such securities broker-dealers may provide for mutual indemnification between us and such securities broker-dealers.

To the extent that we receive any meaningful assistance from securities broker-dealers, the amount of common stock and secured note proceeds received by us as a result of common stock and secured notes sold by such securities broker-dealers will be reduced by any selling commission paid. We will not pay a selling commission in excess of 10% of common stock and secured note proceeds which we receive as a result of securities broker-dealer assistance. We may, on a case by case basis, reimburse any assisting securities broker-dealer with respect to reasonable due diligence fees incurred by such securities broker-dealers. The term “due diligence” refers to the investigatory process which any securities broker-dealer would be required to undertake and complete before assisting us in the public offer and sale of our common stock and secured notes.

LITIGATION

As of the date of this Prospectus, we are not involved as a party to any material litigation. From time to time we may be named as a party defendant in foreclosure actions commenced by holders of first mortgages which encumber property which also acts as a security for a second mortgage which has been purchased by us. We do not defend in such actions and seek recourse against the person or entity from whom we purchased the second mortgage as explained in the Prospectus section captioned “BUSINESS”.

LEGAL OPINIONS

William T. Kirtley, P.A., Sarasota, Florida, has rendered its opinion as to certain matters relating to our common stock and secured notes offered by this Prospectus.

EXPERTS

Included with this Prospectus are certain audited financial statements reflecting the financial condition, income, members’ equity and cash flows for the two fiscal years ended December 31, 2000 and 2001 for R & J Warehouse Lending, LLC. which have been examined by Bobbitt, Pittenger & Company, P.A., Sarasota, Florida, independent certified public accountants, whose report thereon is incorporated herein in reliance upon the authority of that firm as experts in accounting and in giving such reports.

Also included in this Prospectus are unaudited financial statements reflecting our financial condition at March 31, 2002, together with related statements of income, stockholders’ equity and cash flows for the period ended March 31, 2002 and statements of income and cash flows for our predecessor limited liability company, R & J Warehouse Lending, LLC for the period ended March 31, 2002.

HOW TO PURCHASE OUR COMMON STOCK
AND/OR OUR SECURED NOTES

An interested investor may purchase our common stock or secured notes by completing the appropriate portions of the Subscription Agreement which is delivered with this Prospectus in counterpart. Investors should carefully complete all of the information required by such Subscription Agreement and when completed, should either deliver or direct it to us, together with the investor’s covering check (at the rate of $5.40 per share of common stock purchased or subscribed and in at least the minimum amount required for secured notes) at our address which is R J Lending, Inc., 1717 Second Street, Suite D, Sarasota, Florida 34236, Attention John Kurz, Executive Vice President. Interested investors may also call us and speak to Mr. Kurz concerning an investment in our common stock or secured notes at our telephone number which is 941/364-9915 or interested investors may communicate us via facsimile. Our facsimile number is 941/362-9167.

Upon receipt of a common stock and/or secured note Subscription Agreement in duplicate, duly completed and executed by the investor, we will make such investor suitability determinations as we deem appropriate, which may include but not be limited to telephone inquiries to the investor and upon satisfactory completion of such process, the Subscription Agreement will be accepted or rejected. The common stock and/or secured notes subscribed will be promptly issued upon completion of the subscription process and bank clearance of the investor’s check.

FORWARD LOOKING STATEMENTS

Some of the information in this Prospectus may contain what are known as forward looking statements. These statements can be identified by the use of forward looking phrases such as “will likely”, “may”, “are expected to”, “is anticipated”, “projected”, “estimated”, “intends to” or similar words. These forward looking statements are subject to certain risks and uncertainties, including those described in the Prospectus section captioned “RISK FACTORS”, that could cause actual results to differ materially from those which we expect and project. Additional risks that may affect our future performance may be set forth elsewhere in this Prospectus. When considering forward looking statements, you should keep in mind these risk factors and any other cautionary statements made in this Prospectus. In considering whether or not you wish to purchase our common stock or a secured note, you should not place undue reliance on any forward looking statement that speaks only as of the time and date that it is made.

INFORMATION WHICH IS INCORPORATED BY REFERENCE

We have filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, for the common stock and secured notes being offered by this Prospectus. This Prospectus, which is a part of such Registration Statement, does not contain all of the information set forth or annexed as exhibits to the Registration Statement, some portions of which have been omitted under the rules and regulations of the SEC. For further information with respect to us and our common stock and secured notes, reference is made to such Registration Statement, including exhibits, copies of which may be inspected and copied at the facilities of the SEC. Copies of the Registration Statement, including exhibits, may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W.,

Washington, D.C. 20549, upon payment of the fee prescribed by the SEC. Information regarding the operation of the SEC’s Public Reference Section may be obtained by calling the SEC at 1-800-SEC-0330.

REPORTS TO INVESTORS

We will distribute to the holders of our common stock and secured notes annual reports which will contain financial statements audited and reported upon by our independent certified public accountants after the close of each calendar year, which is our fiscal year. We will also provide such other periodic reports as we determine to be appropriate or as may be required by law.

June 5, 2002

BOARD OF DIRECTORS
RJ Lending, Inc.
Sarasota, Florida

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have reviewed the accompanying statement of financial condition of RJ Lending, Inc. as of March 31, 2002, the related statements of income, stockholders’ equity, and cash flows for the period ended March 31, 2002 and the statements of income and cash flows of R&J Warehouse Lending, LLC for the period ended March 31, 2001, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of RJ Lending, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Management has elected to omit substantially all of the disclosures required by accounting principles generally accepted in the United States of America. If the omitted disclosures were included in the financial statements, they might influence the user’s conclusion about the Company’s financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

Certified Public Accountants

RJ LENDING, INC.

STATEMENT OF FINANCIAL CONDITION
MARCH 31, 2002

ASSETS
Current assets
Cash	$109,153
Interest receivable	32,673
Mortgages, current, net of unfunded reserves of $125,435 and net of loss reserves of $2,039	2,278,616
Other assets	27,540
Due from related parties	3,638

Total current assets	2,451,620

Other assets
Furniture and equipment, net	30,439
Mortgages, long-term, net of loss reserves of $12,528	214,222
Deferred costs, net	45,768

Total other assets	290,429

Total assets	$2,742,049

Liabilities And Members’ Equity
Current liabilities
Accounts payable	$2,528
Accrued expenses	7,052
Accrued interest	7,520
Accrued interest—related parties	8,228
Investor pass-through	117,625
Notes payable	697,500
Notes payable—related parties	855,000
Lines of credit—related parties	496,781
Dividends payable	15,000

Total current liabilities	2,207,234
Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized:
First series, 22,592 shares issued and outstanding	226
Second series, $0.08 cumulative voting, convertible stock, 740,800 shares issued and outstanding, convertible to one share common for one share of preferred	7,408
Common stock, $0.01 par value, 40,000,000 shares authorized, 740,800 shares issued and outstanding	7,408
Additional paid-in capital	514,958
Retained earnings	4,815

Total stockholders’ equity	534,815

Total liabilities and equity	$2,742,049

See Accountants’ Review Report.

RJ LENDING, INC.

STATEMENTS OF INCOME

	Period ended March 31,
	2002	2001
Revenues
Mortgage interest and fees	$121,391	$59,348
Expenses
Distributions to managers	5,020	7,547
General and administrative	12,753	7,923
Interest	15,495	—
Interest—related parties	30,194	21,725
Loan servicing	1,673	1,138
Salaries	23,548	—
Professional fees	8,330	1,800

Total expenses	97,013	40,133

Income before income taxes	24,378	19,215
Provision for income taxes	4,563	—

Net income	$19,815	$19,215

Net income per share, after adjustment for preferred stock dividend of $15,000	$0.0032

Net income per share—Diluted, after adjustment for preferred stock dividend of $15,000	$0.0026

See Accountants’ Review Report.

RJ LENDING, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY
MARCH 31, 2002

	First Series Preferred Stock	Second Series Preferred Stock	Common Stock	APIC	Retained Earnings	Members’ Equity	Total
Stockholders’ equity January 1, 2002	$—	$—	$—	$—	$—	$500,000	$500,000
Issuance of stock	226	7,408	7,408	514,958	—	(500,000)	30,000
Net income	—	—	—	—	19,815	—	19,815
Dividends on preferred stock	—	—	—	—	(15,000)	—	(15,000)

Stockholders’ equity, March 31, 2002	$226	$7,408	$7,408	$514,958	$4,815	$—	$534,815

See Accountants’ Review Report.

RJ LENDING, INC.

STATEMENTS OF CASH FLOWS

	Period ended March 31,
	2002	2001
Cash flows from operating activities
Net income	$19,815	$19,215
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in interest receivable	51	—
Decrease in due from related parties	1,269	2,082
Increase in accounts payable	2,528	—
Increase in interest payable	2,026	1,416
(Decrease) increase in accrued expenses	(38,883)	6,711
Increase in investor pass-through	107,562	5,111

Net cash provided by operating activities	94,368	34,535

Cash flows from investing activities
Payments for syndication costs	(10,417)	—
Payments for deferred costs	(11,452)	(2,811)
Increase in mortgages owned	(136,536)	(131,574)
Purchase of property and equipment	(16,525)	(997)

Net cash used by investing activities	(174,930)	(135,382)

Cash flows from financing activities
Issuance of notes payable	293,200	150,000
Principal payments on notes payable	(154,025)	—
Distributions to members	—	(19,215)

Net cash provided by financing activities	139,175	130,785

Net increase in cash and cash equivalents	58,613	29,938

Cash and cash equivalents (bank overdraft), beginning of period	50,540	(23,701)

Cash and cash equivalents, end of period	$109,153	$6,237

Supplemental data:
Interest paid	$43,663	$20,309

See Accountants’ Review Report.

RJ LENDING, INC.

NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2002 AND 2001

Comparative Statements

Balances for the period ended March 31, 2001 reflect the results of R&J Warehouse Lending, LLC, the predecessor of RJ Lending, Inc.

Effective February 1, 2002, RJ Lending, Inc. acquired all assets and liabilities of R&J Warehouse Lending, LLC. As such, balances for the period ended March 31, 2002 include one month’s operations of R&J Warehouse Lending, LLC.

R&J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2001

	Historical	Offering Adjustments		As adjusted
ASSETS
Current assets
Cash	$50,540	$(30,210	)(a)	$20,330
Interest receivable	32,724			32,724
Mortgages, current, net of unfunded reserves and net of loss reserves	2,049,224			2,049,224
Other assets	17,123			17,123
Due from related parties	4,907			4,907

Total current assets	2,154,518	(30,210)		2,124,308
Other assets
Furniture and equipment, net	13,914			13,914
Mortgages, long-term, net of unfunded reserves and net of loss reserves	307,078			307,078
Deferred costs, net	34,316			34,316

Total other assets	355,308			355,308

Total assets	$2,509,826	$(30,210)		$2,479,616

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accrued expenses	11,368	(2,077	)(b)	9,291
Accrued interest	6,170			6,170
Accrued interest—related parties	7,552			7,552
Investor pass-through	10,063			10,063
Notes payable	730,000			730,000
Notes payable—related parties	716,525	(30,000	)(c)	686,525
Lines of credit—related parties	493,581			493,581
Distribution payable	27,842	(27,842	)(d)	—

Total current liabilities	2,003,101	(59,919)		1,943,182
Long-term Distribution Payable	6,725	(6,725	)(e)	—
Preferred stock, $0.01 par value, 10,000,000 shares authorized:
First series, 22,592 shares issued and outstanding	—	226	(c)	226
Second series, $0.08 cumulative voting, convertible stock, 740,800 shares issued and outstanding, convertible to one share common for one share of preferred	—	7,408	(f)	7,408
Common stock, $0.01 par value, 40,000,000 shares authorized, 740,800 shares issued and outstanding	—	7,408	(g)	7,408
Additional paid-in capital	—	514,958	(h)	514,958
Retained earnings	—	6,434	(i)	6,434
Members’ equity	500,000	(500,000	)(j)	—

Total liabilities and equity	$2,509,826	$(30,210)		$2,479,616

See accountant’s report

R&J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENTS OF INCOME AND MEMBERS’ EQUITY

DECEMBER 31, 2001

	Historical	Offering Adjustments			As adjusted
Revenues
Mortgage interest and fees	$351,622	$			$351,622
Other revenue	6,767				6,767

Total revenue	358,389				358,389
Expenses
Interest	20,402				20,402
Interest—related parties	96,350				96,350
General and administrative	42,439		100,000	(k)	142,439
Distributions to managers	92,827		(92,827	)(l)	—
Loan servicing	8,917				8,917
Depreciation	2,895				2,895

Total expenses	263,830		7,173		271,003

Income before taxes	94,559		(7,173)		87,386
Provision for income taxes	—		(20,952	)(m)	(20,952)

Net income	94,559		(28,125)		66,434
Members’ equity, beginning of period	500,000		(500,000	)(n)	—
Profit distribution—members	(94,559)		94,559	(o)	—
Reclassification of members’ equity to retained earnings	—		(66,434	)(p)	(66,434)

Members’ equity, end of period	$500,000		$(500,000)		$—

Net income per share, after adjustment for preferred stock dividend of $60,000					$0.004

Net income per share—diluted, after adjustment for preferred stock dividend of $60,000					$0.003

See accountant’s report.

R&J WAREHOUSE LENDING, LLC

UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF STOCKHOLDERS’ EQUITY

DECEMBER 31, 2001

	First Series Preferred Stock		Second Series Preferred Stock		Common Stock		APIC		Retained Earnings		Members’ Equity		Total
Stockholders’ equity, historical, December 31, 2001	$—		$—		$—		$—		$—		$500,000		$500,000
Offering Adjustments
Issuance of common stock	—		—		7,408	(g)	(7,408	)(h)	—		—		—
Issuance of first series preferred stock	226	(c)	—		—		29,774	(h)	—		—		30,000
Issuance of second series preferred stock	—		7,408	(f)	—		492,592	(h)	—		(500,000	)(j)	—
Current year (pro forma) earnings	—		—		—		—		66,434	(p)	—		66,434
Dividends on preferred stock	—		—		—		—		(60,000	)(f)	—		(60,000)

Stockholders’ equity, as adjusted, December 31, 2001	$226		$7,408		$7,408		$514,958		$6,434		$—		$536,434

See accountant’s report.

R&J WAREHOUSE LENDING, LLC

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2001

NOTE A—DESCRIPTION OF TRANSACTION

R&J Warehouse Lending LLC’s (the “Company”) assets and liabilities were acquired by RJ Lending, Inc. (RJ) on February 15, 2002. RJ was organized in January 2002 to acquire all of the assets and liabilities of the Company. RJ will engage in an asset based lending business, involving loans usually secured by first or second liens encumbering real property. RJ’s lending will involve loan origination and purchase, holding, and sale of loans originated by other lenders. The transaction includes the following:

a)	Member equity contributions in the Company were exchanged for voting, convertible preferred stock of RJ. The equity contributions exchanged total $500,000.

b)	The managing member equity and future managing member compensation entitlements in the Company were exchanged for common stock in RJ.

NOTE B—PURPOSE OF FINANCIAL STATEMENTS

The accompanying pro forma consolidated financial statements of the Company are prepared for use in filings with the Securities and Exchange Commission. The purpose of the pro forma consolidated financial statements is to show the effect of certain changes in the Company’s operating agreement as a result of the filings. These changes are as follows:

a)
In accordance with the Company’s current operating agreement, origination fees on certain mortgages are paid to the managing members of the Company. In addition, the managing members receive a yield spread premium of 12.5% of interest received on certain mortgages.

b)
The Company’s operating agreement requires all profits to be distributed among the members and managers. The accompanying pro forma consolidated financial statements assume that all origination fees and interest payments are retained by the Company. It also assumes that profits are retained by the Company.

c)
Origination fees, yield spread premium, and profit distributions currently constitute the salaries of the managing members. The pro forma consolidated financial statements assume that the managers received an aggregate salary of $100,000.

d)	In exchange for 22,592 shares of $0.01 par value first series preferred stock, $30,000 in notes payable to a related party are forgiven.

e)
In addition, the pro forma consolidated financial statements assume equity of $500,000 is converted to voting convertible second series preferred stock with an annual dividend of $0.08 per share. As such, the Company is assumed to incur $60,000 of dividends in 2001.

R&J WAREHOUSE LENDING, LLC

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

NOTE C—PRO FORMA ADJUSTMENTS

The following is a description of each of the pro forma adjustments:

Statement of financial condition adjustments:

a)
Reflects cash received, from origination fee revenues of $46,846, and from interest payments previously distributed to managing members as yield spread premium of $16,074. Reflects cash disbursed of $100,000 for salaries to managing members. Reflects cash disbursed of $60,000 for dividends on preferred stock. Reflects disbursement of $20,952 for income taxes. Reflects cash retained of $87,822 from profit distributions to members and managing members.

b)	Reflects reversal of accrual for yield spread premium.

c)	Reflects forgiveness of $30,000 note payable in exchange for 22,592 shares of $0.01 par value first series preferred stock.

d)	Reflects reversal of accrual for distributions.

e)	Reflects reversal of accrual for long-term distribution.

f)	Reflects issuance of 740,800 shares of $0.01 par value voting convertible second series preferred stock ($0.08 per share annual dividend; $60,000 total dividend) in exchange for members’ equity.

g)	Reflects issuance of 740,800 shares of $0.01 par value common stock to managing members.

h)
Reflects an offset to additional paid-in capital of $7,408 for issuance of common stock and additional paid-in capital of $29,744 for issuance of first series preferred stock and $492,592 for issuance of second series preferred stock.

i)	Reflects current year retained earnings, as adjusted.

j)	Reflects transfer of $500,000 from members’ equity to second series preferred stock.

Statement of income adjustments:

k)	Reflects managing member salary expense of $100,000.

l)	Reflects reversal of origination fees paid to managers of $46,846, and of interest payments received by managers of $18,151. Reflects reversal of profit distributions to managers of $27,830.

m)	Reflects income tax expense of $20,952, assuming state tax rate of 5.5% and current federal tax rates. No provision for deferred taxes was calculated.

n)	Reflects transfer of $500,000 from members’ equity to preferred stock.

o)	Reflects reversal of profit distributions to members of $94,559.

p)	Reflects classification of current earnings to retained earnings rather than members’ equity.

January 15, 2002
Except for Note J, as to
which the date is March 11, 2002

TO THE MEMBERS OF
R&J Warehouse Lending, LLC
Sarasota, Florida

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

We have audited the accompanying consolidated statements of financial condition of R&J Warehouse Lending, LLC as of December 31, 2001 and 2000, and the related consolidated statements of income and members’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R&J Warehouse Lending, LLC as of December 31, 2001 and 2000 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,
	2001	2000
ASSETS

Current assets
Cash	$50,540	$—
Investor pass-through, restricted	—	102,307
Interest receivable	32,724	—
Mortgages, current, net of unfunded reserves and net of loss reserves	2,049,224	1,028,937
Other assets	17,123	—
Due from related parties	4,907	76,084

Total current assets	2,154,518	1,207,328

Other assets
Furniture and equipment, net	13,914	12,350
Mortgages, long-term, net of unfunded reserves and net of loss reserves	307,078	195,742
Deferred costs, net	34,316	21,968

Total other assets	355,308	230,060

Total assets	$2,509,826	$1,437,388

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities
Bank overdraft	$—	$23,701
Accrued expenses	11,368	58
Accrued interest	6,170	—
Accrued interest—related parties	7,552	—
Investor pass-through	10,063	102,307
Notes payable	730,000	—
Notes payable—related parties	716,525	300,000
Lines of credit—related parties	493,581	500,000
Distribution payable	27,842	11,322

Total current liabilities	2,003,101	937,388

Long term distribution payable	6,725	—

Members’ equity	500,000	500,000

Total liabilities and equity	$2,509,826	$1,437,388

See notes to financial statements.

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF INCOME AND MEMBERS’ EQUITY

	Year ended December 31,
	2001	2000
Revenues
Mortgage interest and fees	$351,622	$146,640
Other revenue	6,767	6,173

Total revenue	358,389	152,813

Expenses
Depreciation	2,895	959
General and administrative	42,439	18,479
Interest	20,402	—
Interest—related parties	96,350	37,537
Loan servicing	8,917	2,044
Distributions to managers	92,827	33,252

Total expenses	263,830	92,271

Net income	94,559	60,542
Members’ equity, beginning of period	500,000	250,000
Profit distribution—members	(94,559)	(60,542)
Members’ equity contributions	—	250,000

Members’ equity, end of period	$500,000	$500,000

See notes to financial statements.

R&J WAREHOUSE LENDING, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2001	2000
Cash flows from operating activities
Net income	$94,559	$60,542
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation expense	2,895	959
Amortization expense	2,659	2,044
Increase in interest receivable	(32,724)	—
Decrease (increase) in due from related parties	71,177	(71,084)
Increase in interest payable	13,722	—
Increase in accrued expense/other	21,373	58

Net cash provided (used) by operating activities	173,661	(7,481)

Cash flows used by investing activities
Payments for syndication costs	(17,123)	—
Payments for deferred costs	(15,007)	(23,831)
Increase in mortgages owned	(1,131,623)	(984,629)
Purchase of property and equipment	(4,459)	(13,309)

Net cash used by investing activities	(1,168,212)	(1,021,769)

Cash flows from financing activities
(Decrease) increase in bank overdraft	(23,701)	23,701
Issuance of notes payable	1,190,025	800,000
Principal payments on notes payable	(49,919)	—
Members’ contributed equity	—	250,000
Profit distribution—members	(71,314)	(50,982)

Net cash provided by financing activities	1,045,091	1,022,719

Net increase (decrease) in cash and cash equivalents	50,540	(6,531)

Cash and cash equivalents, beginning of period	—	6,531

Cash and cash equivalents, end of year	$50,540	$—

Supplemental data:
Interest paid	$110,184	$37,537

See notes to financial statements

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation of Consolidation

The consolidated financial statements include the accounts of R&J Warehouse Lending, LLC, (the “Company”) and its wholly-owned subsidiary, Asset Management Ventures, LLC, “AMV”. All significant inter-company balances and transactions have been eliminated in consolidation.

Organization

The Company is a Florida limited liability company, which was organized on October 15, 2000. The purpose of the Company is to place and service short term loans and purchase second mortgages secured by second liens on real estate.

Placement and servicing of real estate loans and purchases of second mortgages are made in accordance with policies set forth in the members’ operating agreement.

Profits and losses are allocated and cash distributions are made in accordance with the members’ operating agreement. According to this agreement, members receive a 12% preferred return on their investment in the Company, which is disbursed quarterly. Any profits remaining after the preferred returns are paid 50% to the members and 50% to the managers. At December 31, 2001 and 2000, $27,842 and $11,322, respectively, of profits were included as current distributions payable.

Method of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recognized when goods or services are received.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less to be cash equivalents.

Furniture and Equipment

Furniture and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to seven years.

Income Taxes

All net income generated by the Company will be included in the income tax returns of the members. Accordingly, no provision for income taxes has been made in the accompanying financial statements.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

Revenue is recognized when an agreement exists, prices are determinable, products are delivered, and collectibility is reasonably assured. Accordingly, interest income is recognized when interest becomes due to the Company in accordance with executed loan agreements, and loan fee revenue is recognized when loans are closed and funded by the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

To conform to current year presentation, certain 2000 amounts have been reclassified. These reclassifications have no effect on 2000 net income.

NOTE B—MORTGAGES

The Company originates and services interim mortgages. These mortgages fund purchases of houses, along with construction costs, to customers who renovate and resell the houses. These are primarily six month loans with an interest rate of 16% and a one point origination fee. The one point origination fee is paid to the Company’s managers. (See Note G.) The net balances receivable were $1,747,393 and $837,205 at December 31, 2001 and 2000, respectively.

The Company makes warehouse loans, typically at 14% interest with a two point origination fee paid to the Company’s managers. These loans usually mature in one year. These are mortgages on properties secured by real estate for customers who have completed construction and repairs of a house. The net balances receivable were $274,596 and $156,310 at December 31, 2001 and 2000, respectively.

The Company purchases and services residential second mortgages from loan originators. The loans are held at various rates. The balances receivable were $257,088 and $217,823, net of reserves of $11,567 and $8,078 at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, $27,235 and $22,081, respectively, were current assets.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE C—FURNITURE AND EQUIPMENT, NET

The summary of equipment at December 31, is as follows:

	2001	2000
Furniture and equipment	$17,768	$13,309
Less: accumulated depreciation	(3,854)	(959)

	$13,914	$12,350

NOTE D—DEFERRED COSTS

Deferred costs consisted of contract labor fees and other costs directly attributable to acquiring and collecting second mortgages. Deferred costs are amortized over the life of the second mortgages, which range from 3 to 15 years.

The summary of deferred costs is as follows:

	2001	2000
Deferred costs	$39,019	$24,012
Less: accumulated depreciation	(4,703)	(2,044)

	$34,316	$21,968

NOTE E—SHORT TERM NOTES PAYABLE

As of December 31, 2001, the Company had issued notes to individuals that will mature in 2002. The notes maintain a principal balance of $730,000 in aggregate until maturity. Interest-only payments are paid monthly at various rates from 10% to 12%. Certain mortgages are pledged as collateral for these notes. At December 31, 2001, mortgages of $243,935, net of unfunded reserves of $9,700, were pledged.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE F—CONCENTRATION OF CREDIT RISK

A credit risk concentration results when a Company has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

Much of the Company’s business activity is with customers located within the Southwest Florida area. The mortgage portfolio is diversified among types of loans. Mortgages are expected to be repaid from cash flows or proceeds from the sale of selected assets from borrowers. The amount of collateral obtained upon extension of credit is based upon the amount of the mortgage and the Company’s credit evaluation of the mortgagee. Collateral primarily includes residential homes. The concentration of credit risk by type of mortgage is set forth in Note B.

The Company has a relationship with an entity providing information on potential customers for interim mortgages. As the Company is dependent on this entity for customer leads, there is a concentration of risk related to the Company’s ability to obtain customers without the assistance of the third party.

NOTE G—RELATED PARTY TRANSACTIONS

The Company leases office space from a manager and a member of the Company under an operating lease agreement. The agreement is cancelable by either party at any time. During the years ended December 31, 2001 and 2000, the Company paid rent of $2,216 and $2,500, respectively, to a manager of the Company. The Company paid rent of $3,531 and $0, respectively, to a member of the Company in 2001 and 2000.

During the years ended December 31, 2001 and 2000, the Company paid legal fees of $750 and $3,923, respectively, to a member of the Company.

As of December 31, 2001 and 2000, the Company advanced funds to a manager totaling $4,907 and $4,047 in the form of short-term non-interest bearing advances. These are included in due from related parties at December 31, 2001 and 2000.

For services rendered to the Company, the managers are entitled to receive loan origination fees and 12.5% of interest payments received on certain interim mortgages, in addition to their share of profits after the investors’ guaranteed 12% return (see Note A). Loan origination fees are received directly by the managers and are included as revenue and distributions to managers of $46,846 and $20,360 as of December 31, 2001 and 2000, respectively. Interest payments received by the Company and paid to the managers were $16,074 and $8,599 during 2001 and 2000, respectively, and are included as distributions to managers.

During 2001, the Company obtained loans from members of the Company that will mature in 2002. The notes maintain a principal balance of $716,525 until maturity. Interest-only payments are paid monthly at various rates from 10% to 12%. Interest expense totaled $59,075 for the year ended December 31, 2001 and is included in interest-related party.

R&J WAREHOUSE LENDING, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE G—RELATED PARTY TRANSACTIONS (CONTINUED)

Certain members of the Company have made $500,000 of revolving lines of credit available to the Company. Advances on the credit lines carry an interest rate of 1% over prime. Interest expense was approximately $37,000 and $30,000 and is included in interest-related party at December 31, 2001 and 2000, respectively. The amounts outstanding on the lines of credit were $493,581 and $500,000 at December 31, 2001 and 2000, respectively.

At December 31, 2001, certain members had loans of $48,493 due to the Company. The loans bear an interest rate of 12% and mature in May 2002. The loans are included in mortgages, net of unfunded reserves and net of loss reserves.

During the year ended December 31, 2000, the Company utilized an investor pass-through reserve account which is used to sell and service loans for a member of the Company. The balance in this account was $102,307 at December 31, 2000. During 2001, the Company discontinued use of the account. However, the Company has a loan participation agreement with an investor whereby mortgages are sold to the investor without recourse. The Company collects interest and principal payments for the loans and disburses payments to the investor. At December 31, 2001, $10,063 is due to the investor.

NOTE H—COMMITMENTS AND CONTINGENCIES

The Company has commitments for unfunded reserves on interim mortgages. The Company retains a portion of the mortgage amount while the borrower renovates the property. As the work is completed, the reserve money is distributed to the borrower or it is used as a credit against the amount owed to the Company when the mortgage is paid. Unfunded reserves were approximately $234,000 and $131,000 at December 31, 2001 and 2000, respectively.

NOTE I—SUBSEQUENT EVENT

In order to raise additional capital, the Company plans to register with the Securities and Exchange Commission. The Company intends to file its registration in March 2002.

NOTE J—SALE OF SUBSIDIARY

On March 11, 2002, the Company sold its subsidiary, Asset Management Ventures, LLC. Proceeds received were approximately $25,000 in cash and a $40,000 note, secured by second mortgages held by the subsidiary. The loan bears interest at 14% and matures in March 2004.

SUBSCRIPTION AGREEMENT
TO
COMMON STOCK AND/OR
SECURED PROMISSORY NOTES-FIRST SERIES
TO BE ISSUED BY
R J LENDING, INC.

Gentlemen:

The undersigned has received, read and understood a copy of the Prospectus dated            , 2002 of R J LENDING, INC. (the “Company”) relating to the public offering in states where the securities have been qualified for sale of 370,400 shares of the Common Stock, $.01 par value, of the Company and the Company’s Secured Promissory Notes-First Series being offered in aggregate principal amount of $10 million (the “Common Stock” and the “Secured Notes”, respectively). The undersigned understands that the Common Stock is being offered at a per share price of $5.40 and that the Secured Notes are offered in several note maturities having interest rates set forth below:

Note Maturities Available	Interest Rates Available
18 months	5.25%
36 months	6.25
60 months	7.00

In connection with the undersigned’s subscription to common stock and/or secured notes, the undersigned understands that the Company has established a minimum subscription requirement of 1,000 shares with respect to its common stock and a minimum subscription amount of $50,000 with respect to its secured notes, but that such minimum requirements may be waived by the Company at its sole option and that the Company will use any and all proceeds which it receives from the sale of its common stock and secured notes.

In accordance with the terms of the common stock and secured note offering as set forth in the Prospectus and subject to the minimum subscription requirement set forth above and in the Prospectus, the undersigned hereby subscribes to the common stock and/or secured notes as indicated below:

The undersigned hereby subscribes to        shares of the common stock at the rate of $5.40 per share for an aggregate subscription obligation of $

The undersigned hereby subscribes to a secured note or notes in the principal amounts and having the maturities and interest rates indicated below:

1

Principal Amount Subscribed	Term to Maturity	Interest Rate
$	months	%
$	months	%
$	months	%

The undersigned acknowledges that the subscription to the above-designated secured notes is subject to availability and the Company’s right to refuse any subscription to secured notes for any reason, including the Company’s policy of preventing any undue concentration of secured notes in any one maturity.

In connection with the undersigned’s subscriptions to the common stock and/or secured notes set forth above, the undersigned herewith tenders his check in the aggregate amount of $            made payable to R J LENDING, INC.

This Subscription Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida and shall be binding upon the successors, assigns, heir and personal representatives of the Company and the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement on the        day of            , 2002.

Name of Subscriber (Please Print) (If a corporation, partnership or other entity, please provide full legal name of subscribing entity)	If subscriber is a corporation, partnership or other entity, please print full name and title of person signing Subscription Agreement

(Signature of individual subscriber or authorized signatory of corporate or other entity)	Social Security Number or Taxpayer Identification Number

2

INSTRUCTIONS FOR ISSUANCE OF COMMON STOCK AND/OR SECURED NOTES
(Please Print)

1.	REGISTERED OWNER(S)

2.	IF MORE THAN ONE REGISTERED OWNER, METHOD OF OWNERSHIP:

             JOINT TENANTS WITH RIGHT OF SURVIVORSHIP;

             TENANTS IN COMMON;

             TENANTS BY THE ENTIRETIES;

             or otherwise

3.	ADDRESS

4.	CITY

5.	STATE

6.	ZIP CODE

7.	HOME TELEPHONE

8.	BUSINESS TELEPHONE

Accepted this          day of                                     , 2002 by R J LENDING, INC.

R J LENDING, INC.

By
Ronald R. Shenkin, President

3

SUMMARY	4
RISK FACTORS	9
As to our Common Stock	9
As to our Secured Notes	10
As to R J Lending, Inc	11
INVESTOR SUITABILITY	14
CERTAIN MATTERS RELATING TO OUR COMMON STOCK	15
Offering Price	15
Dividend Policy	15
Dilution	16
MANAGEMENT’S DISCUSS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18
USE OF PROCEEDS	23
BUSINESS	26
MANAGEMENT	36
SHAREHOLDINGS	41
DESCRIPTION OF OUR SECURITIES	42
Preferred Stock	42
Common Stock	43
The Secured Notes	45
SUMMARY OF THE CUSTODY AGREEMENT	46
PLAN OF DISTRIBUTION	49
LITIGATION	52
LEGAL OPINIONS	52
EXPERTS	52
HOW TO PURCHASE OUR COMMON STOCK AND/OR OUR SECURED NOTES	52
FORWARD LOOKING
STATEMENTS	53
INFORMATION INCORPORATED BY REFERENCE	53
REPORTS TO INVESTORS	54
INDEX TO FINANCIALSTATEMENTS	55

R J LENDING, INC.

370,400 shares of Common Stock
$10,000,000 Secured Promissory
notes-First Series

Prospectus dated             , 2002

Until             , 2002, which is 90 days from the date of this Prospectus, all dealers that effect transactions in the securities described in this Prospectus, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealer’s obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers.

The Registrant is a corporation organized and existing pursuant to the provisions of the Florida Business Corporation Act, Chapter 607, Florida Statutes, as amended. The Bylaws of the Registrant contain the following provisions relating to indemnification of the Board of Directors and officers of the Registrant.

ARTICLE VIII. INDEMNIFICATION

The following shall be the indemnification policy of the Corporation:

(a)    The Corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b)    The Corporation shall have power to indemnify any person who was or is a party to any proceeding, by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this subsection (b) in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought or any other court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c)    To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a) or subsection (b), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

(d)    Any indemnification under subsection (a) or subsection (b), unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (a) or subsection (b). Such determination shall be made by:

(i)    The Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding or by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceeding;

(ii)    If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors at the time parties to the proceeding;

(iii)    By independent legal counsel:

(A)    Selected by the Board of Directors prescribed in paragraph (i) or the committee described in paragraph (ii); or

(B)    If a quorum of the directors cannot be obtained for paragraph (i) and the committee cannot be designated under paragraph (ii), selected by majority vote of the full Board of Directors (in which Directors who are parties may participate); or

(iv)    By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(e)    Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by sub- paragraph (d)(iii)(A) shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

(f)    The indemnification and advancement of such expenses provided pursuant to the foregoing are not exclusive and the Corporation shall have the power to make any other or further indemnification or advancement of expenses on behalf of the persons herein described, in the manner and consistent with the provisions of the Florida General Corporation Act.

(g)    Indemnification and advancement of expenses as provided in this Article shall continue, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(h)    For purposes of this Article, the term “Corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have been with respect to such constituent corporation if its separate existence had continued. For purposes of this Article, the term “other enterprises” includes employee benefit plans; the term “expenses” includes counsel fees, including those for appeal; the term “liability” includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding; the term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal; the term “agent” includes a volunteer; and the term “serving at the request of the corporation” includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and the term “not opposed to the best interest of the corporation” describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(i)    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

(j)    If any expenses or other amounts are paid by way of indemnification otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, not later than the time of delivery to shareholders, unless such meeting is held within three (3) months from the date of such payment, and, in any event, within fifteen (15) months from the date of such payment, deliver either personally or by mail to each shareholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

Item 25.    Other Expenses of Issuance and Distribution.

Amount
Filing Fees	$1,105
Legal Fees	45,000
Accounting Fees	20,000
Printing Fees and Costs	20,000
Blue Sky Filing Fees (Florida)	1,000
Issuer-Dealer Filing Fees (Florida)	1,000

TOTAL:	$88,105

Item 26.    Recent Sales of Unregistered Securities.

At the time of its organization, the Registrant issued the following-described securities to the persons identified below:

The Registrant issued an aggregate 740,800 shares of its common stock, $.01 par value to Ronald R. Shenkin and John Kurz. Messrs. Shenkin and Kurz serve as the present directors of the Registrant and its executive officers. Such shares of common stock were issued to Messrs. Shenkin and Kurz in equal share amounts of 370,400 shares. Such shares of common stock were issued to Messrs. Shenkin and Kurz in recognition of their equity and managerial interests in the predecessor limited liability company of the Registrant, R & J Warehouse Lending, LLC.

Also at the time of the organization of the Registrant, the Registrant issued 22,592 shares of its first series preferred stock, $.01 par value, to Ronald R. Shenkin in exchange for the forgiveness by Mr. Shenkin of indebtedness owing by the Registrant to Mr. Shenkin in principal amount of $30,000.

Also at the time of the organization of the Registrant, the Registrant issued 740,800 shares of its second series preferred stock, $.01 par value. Such second series preferred stock was issued to the seven persons identified below and in the share amounts indicated and was issued in exchange for the capital contributions made by such identified persons to the capital of the predecessor limited liability company of the Registrant, R & J Warehouse Lending, LLC, which capital contributions were in the aggregate amount of $500,000:

Name of Person to Whom Shares of Second Series Preferred Stock Were Issued	Number of Shares
Arthur J. Ginsburg, Esq.	37,040
M. Jay Lancer, Esq.	74,080
Neil N. Malamud	185,200
Harold G. Hunter, as Trustee	148,160
William J. Schoenberg	37,040
Barry Silverstein	148,160
Philip Wolff, Esq.	111,120

740,800

The Registrant is the successor entity to R & J Warehouse Lending, LLC, a Florida limited liability company which was organized in October 1999. At times contemporaneous to the organization of R & J Warehouse Lending, LLC, capital contributions were made to the capital of R & J Warehouse Lending, LLC by an aggregate seven persons. The identity of such persons and the capital contribution amount made by each such person is indicated below. The capital contributions represented the membership interests of such persons in R & J Warehouse Lending, LLC.

Name of Contributing Member	Amount of Contributed Capital
Arthur J. Ginsburg, Esq.	$25,000
M. Jay Lancer, Esq.	50,000
Neil N. Malamud	125,000
Harold G. Hunter, as Trustee	100,000
William J. Schoenberg	25,000
Barry Silverstein	100,000
Philip Wolff, Esq.	75,000

$500,000

All of the foregoing-described issuance transactions relating to the securities identified by the Registrant and its predecessor limited liability company, R & J Warehouse Lending, LLC, are deemed by the Registrant and R & J Warehouse Lending, LLC as transactions exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of the provisions of Section 4(2) thereof, as well as the provisions of Regulation D as promulgated and existing under such Act.

During the period October 1999 through March 2002, the Registrant and its predecessor limited liability company, R & J Warehouse Lending, LLC, issued unsecured promissory notes having maturities of 12 or less months to various individuals who have provided working capital to the Registrant and the predecessor limited liability company, R & J Warehouse Lending, LLC, for the lending business conducted by the Registrant and the predecessor limited liability company. While such unsecured promissory notes had terms to maturities of 12 months or less, such notes were renewed at maturity or additional unsecured promissory notes were issued at such time. The lending transactions involve the Registrant, the predecessor limited liability company and 14 persons, seven of whom were holders of members’ equity interests in the predecessor limited liability company and who now hold shares of the second series preferred stock of the Registrant. The remaining seven natural persons were persons with whom the Registrant and the predecessor limited liability company have had on-going commercial and business relationships.

At March 31, 2002, an aggregate $1,552,500 principal amount of unsecured promissory notes were outstanding and held by the 14 persons or entities in the principal amounts indicated below:

Name of Holder	Principal Amount of Unsecured Note Held at March 31, 2002	Previous Holder of Membership Interest in Predecessor Limited Liabiliity Company and Present Holder of Second Series Preferred Stock
Lisa Cicero	$45,000	No
Jay Lancer, Esq., as Trustee	100,000	Yes
Malco Charitable Foundation	50,000	No
Malco Industries	100,000	No
Neil M. Malamud	150,000	Yes
Heidi Pepper	45,000	No
Richard G. Ratner Enterprises	300,000	No
Samuel A. Bennett Trust	200,000	No
Ronald R. Shenkin	50,000	*
Barry Silverstein	100,000	Yes
James D. Syprett, Esq./M. Jay Lancer, Esq.	215,000	*	*
Philip Wolff, Esq.	197,500	Yes

	$1,552,500

*	Ronald J. Shenkin is a director and officer of the Registrant and holds of record and beneficially common and first series preferred stock of the Registrant.
**	Yes as to M. Jay Lancer, Esq.

The Registrant and the predecessor limited liability company consider these transactions to be commercial loan transactions wherein private sources of credit have been and are being used by the Registrant and the predecessor limited liability company in lieu of banks and other lending financial institutions. If the unsecured promissory notes utilized in such transactions are viewed as securities under the provisions of the Securities Act of 1933, as amended, the Registrant and the predecessor limited liability company, R & J Warehouse Lending, LLC, deem such transactions to be exempt from the registration requirements of the Act by virtue of the provisions of Section 4(2) thereof and Regulation D promulgated thereunder. Additionally, the Registrant and the predecessor limited liability company believe that all of the holders of unsecured promissory notes identified above are Accredited Investors as that term is defined in the Act and Regulation D.

Item 27.    Exhibits.

Included with this Registration Statement and any Amendments thereto are the following designated Exhibits, which is pursuant to Item 601 of Regulation S-B:

Page

(3	)(i)	Articles of Incorporation	*

(3	)(ii)	Bylaws	*

(4)		Custody Agreement and Form of Secured Note	*

(5)		Opinion re Legality

(10)		Agreement Providing for Reorganization of R&J Warehouse Lending, LLC into R J Lending, Inc.	*

(23	)(i)	Current consent of Independent Certified Public Accountants, Bobbitt, Pittenger & Company, P.A.

(23	)(ii)	Current consent of Counsel, William T. Kirtley, P.A.

(23	)(iii)	Current consent of Custodian, Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A.

*	Previously filed.

Item 28.    Undertakings.

With respect to the indemnification provisions of the Bylaws of the Registrant permitting under certain circumstances the indemnification of officers and directors of the Registrant and, in the event that the Registrant requests acceleration of the effective date of this Registration Statement pursuant to Rule 461 under the Securities Act of 1933, as amended, the Registrant undertakes the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned in the City of Sarasota, State of Florida, on July 19, 2002.

R J LENDING, INC.

By:	/s/ RONALD R. SHENKIN
Ronald R. Shenkin, President and Chief Executive Officer, Treasurer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ RONALD R. SHENKIN Ronald R. Shenkin	Director	July 19, 2002

/s/ JOHN KURZ John Kurz	Director, Executive Vice President and Secretary	July 19, 2002

EXHIBIT INDEX

Exhibit Number		Description

(5)		Opinion re Legality

(23	)(i)	Current consent of Independent Certified Public Accountants, Bobbitt, Pittenger & Company, P.A.

(23	)(ii)	Current consent of Counsel, William T. Kirtley, P.A.

(23	)(iii)	Current consent of Custodian, Levin, Tannenbaum, Wolff, Band, Gates & Pugh, P.A.